Exhibit 2.2

Deed Register Number 212/2014-SF

Recorded

in Frankfurt am Main on June 3/4, 2014

Before me, the undersigned notary in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main

Dr. Sabine Funke

with her office in Frankfurt am Main,

the following persons appeared today in the premises of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, to where I had betaken myself upon request of the parties:

1.	Dr. Daniel Schlößer, born on May 17, 1976, with business address at Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, personally known to the notary, acting not in his own name but on the basis of powers of attorney each dated 7 May 2014, the originals of each of which were present at this recording and certified copies of each of which are attached to this deed, for and on behalf of

(i)	DICPE (MAUSER) L.P., a limited liability company organized under the laws of the Cayman Islands, registered with the registrar of companies under registration number MC- 53763 and having its registered office in Grand Cayman and its business address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(ii)	DUBAI INTERNATIONAL CAPITAL LLC, a limited liability company organized under the laws of the United Arab Emirates with seat at Dubai, United Arab Emirates, and registered and licensed under no. 559962 with offices at 13th Floor, The Gate, Dubai International Financial Centre, PO Box 72888, Dubai, United Arab Emirates, acting in its own name including in its capacity as partner of the partnerships Mauser 1 Beteiligungsgesellschaft Bürgerlichen Rechts, Mauser 2 Beteiligungsgesellschaft Bürgerlichen Recht, and Mauser 3 Beteiligungsgesellschaft Bürgerlichen Rechts as further specified under 2. (vi) (a) to (c) below; and

(iii)	DIC WAREHOUSE (CAYMAN) LIMITED, a limited liability company organized under the laws of the Cayman Islands, having its business address at c/o Maples Corporate

Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, registered with the registrar of companies under registration number 205642, acting in its capacity as partner of the partnership Mauser 1 Beteiligungsgesellschaft Bürgerlichen Rechts as further specified under 2. (vi) (a) below;

2.	Dr. Martin Seiling, born on 11 May 1965, with business address at Schildgesstraße 71-163, 50321 Brühl, personally known to the notary, acting not in his own name but excluding any personal liability

(i)	on the basis of a power of attorney dated 8 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

SMA BETEILIGUNGS-GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Siegburg under registration number HRB 10148 and having its business address at Im Erlengrund 11, 53757 Sankt Augustin, Germany;

(ii)	on the basis of powers of attorney each dated 6 May 2014, the originals of each of which were present at this recording and certified copies of which are attached to this deed, for and on behalf of

MR. BJÖRN KREITER, born on 19 October 1969, residing at Franz-Schaaf-Str. 3, 51143 Cologne, Germany, acting in his own name including in his capacity as partner of the partnerships Mauser 1 Beteiligungsgesellschaft Bürgerlichen Rechts, Mauser 2 Beteiligungsgesellschaft Bürgerlichen Recht, and Mauser 3 Beteiligungsgesellschaft Bürgerlichen Rechts as further specified under (vi) (a) to (c) below;

(iii)	on the basis of a power of attorney dated 6 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

Mr. ELLIOT PEARLMAN, born on 31 March, 1941, 1985 N. Mohawk, Chicago, IL 60614, United States of America;

(iv)	on the basis of a power of attorney dated 7 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

Mr. FRANCISCO DE MIGUEL, Santiago Rusiñol, 7, 43850 Cambrils (Tarragona), Spain;

(v)	on the basis of a power of attorney dated 5 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

MAUSER INDUSTRIEVERPACKUNGEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRB 61445 and having its registered address at Schildgesstr. 71-163, 50321 Brühl, Germany;

(vi)	on the basis of powers of attorney, the originals of which were present at this recording and certified copies of which are attached to this deed on behalf of

a)	the partners Mr. Björn Kreiter and Mr. Hans-Peter Schäfer of

MAUSER 1 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Mr. Björn Kreiter, Dubai International Capital LLC (represented by the person appearing under 1.), Mr. Hans-Peter Schäfer and DIC

Warehouse (Cayman) Limited (represented by the person appearing under 1.), and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany;

b)	the partners Mr. Björn Kreiter, Mr. Siegfried Weber, Mr. Ernest van den Boogerd and Mr. René Spoel of

MAUSER 2 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Mr. Björn Kreiter, Dubai International Capital LLC (represented by the person appearing under 1.), Mr. Siegfried Weber, Mr. Ernest van den Boogerd and Mr. René Spoel and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany; and

c)	the partners Mr. Björn Kreiter, Mr. Ali Özbudak, Mr. Frank Schüller, Mr. Klaus Peter Schmidt, Ms. Kathryn (Kate) Graue, Mr. Mike Porecca, Mr. Mike Chorpash, Ms. Elizabeth Miller and Mr. Anthony Piersanti of

MAUSER 3 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Mr. Björn Kreiter, Dubai International Capital LLC (represented by the person appearing under 1.), Mr. Ali Özbudak, Mr. Frank Schüller, Mr. Klaus Peter Schmidt, Ms. Kathryn (Kate) Graue, Mr. Mike Porecca, Mr. Mike Chorpash, Ms. Elizabeth Miller and Mr. Anthony Piersanti and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany;

3.	Dr. Leif U. Schrader, born on 20 December 1974, with business address at c/o Clifford Chance Partnerschaftsgesellschaft, Mainzer Landstraße 46, 60325 Frankfurt am Main, personally known to the notary, acting not in his own name but on the basis of a power of attorney dated 2 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

KAIROS VIER VERMÖGENSVERWALTUNGS-GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register of the local court of Frankfurt am Main under registration number HRB 98883 and having its business address at Mainzer Landstrasse 46, 60325 Frankfurt am Main, Germany; and

4.	Laurent Alexis Müller, born on 19 February 1982, with business address at c/o Clifford Chance Partnerschaftsgesellschaft, Mainzer Landstraße 46, 60325 Frankfurt am Main, personally known to the notary, acting not in his own name but on the basis of a power of attorney dated 2 May 2014, the original of which was present at this recording and a certified copy of which is attached to this deed, for and on behalf of

CD&R MILLENNIUM US ACQUICO LLC, a limited liability company organized under the laws of Delaware, registered with the Secretary of State of the State of Delaware under registration number 5526895 and having its registered office in The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States of America, and its business address at c/o Clayton Dubilier & Rice, LLC, 375 Park Avenue, 18th Floor, New York, NY 10152, United States of America.

In my capacity as civil law notary I herewith certify that the attached certified copies of the aforementioned powers of attorney are true and accurate copies of the respective original documents presented to me at this notarization.

The persons appearing do not assume any personal liability as to the validity or the scope of the powers of attorney presented. The notary advised the persons appearing that she is obliged to verify the power of representation of the persons appearing and to examine the documents presented with respect to a proof of such powers. After a discussion of the documentation presented on the day hereof, the persons appearing declared that they did not wish any further proof of their power of representation and requested the notary to continue with the notarization.

The persons appearing requested the notary to notarize this deed in the English language. The persons appearing confirmed that they are in adequate command of the English language. The notary declared that she is also in adequate command of the English language.

Prior to the notarisation (Beurkundung), the notary asked whether she herself, or any person associated with her for the joint exercise of their profession, has in the past acted or is presently acting in a capacity other than that of officiating notary in the matter to be notarised. The persons appearing declared that this is not the case.

The persons appearing requested the notarisation of the following

I.

Preliminary Remarks

On May 10, 2014, the Parties have entered into a sale and purchase agreement (roll of deeds no. 154/2014-SF of the notary public, Dr. Sabine Funke, Frankfurt am Main) (the “Original SPA”) regarding the sale and purchase of

1.	all shares in the Company from the Sellers to the Purchaser;

2.	all shares in US HoldCo from the US Seller to the US Purchaser; and

3.	certain loans that DICPE and DIC have granted to the Company from DICPE and DIC to the Purchaser.

The Parties refer to the Original SPA which thereby becomes part of today’s recording. The original of the Original SPA was available at the recording. They declare that they are aware of the content of the Original SPA, and affirm that they had sufficient opportunity to examine its subject matter. They dispense with reading out the Original SPA once more and with attaching it to the present deed (Section 13a of the German Authentication Act (Beurkundungsgesetz - BeurkG).

The Parties also refer to the reference deed dated May 9/10, 2014 (roll of deeds no. 153/2014-SF of the notary public, Dr. Sabine Funke, Frankfurt am Main) (the “Reference Deed”), which thereby becomes part of today’s recording. The original of the Reference Deed was available at the recording. They declare that they are aware of the content of the Reference Deed and affirm that they had sufficient opportunity to examine its subject matter. They dispense with reading out the Reference Deed once more and with attaching it to the present deed (Section 13a of the German Authentication Act (Beurkundungsgesetz - BeurkG).

In accordance with Section 4.1(b) of the Original SPA, the Purchaser and the Sellers discussed whether the Share Purchase Price or any portion of the Share Purchase Price shall be settled in a currency other than Euros. The Purchaser and the Sellers agreed that a portion of the Purchase Price in a total amount of EUR 260,000,000 (in words: Euros two hundred and sixty million) shall be settled in US Dollars at an exchange rate of EUR 1.00 = USD 1.3620 and the remainder of the Purchase Price shall be settled in Euros. Therefore and for the purpose of making further changes to the Original SPA, the Parties enter into this deed.

II.

FIRST AMENDMENT AGREEMENT

1.	The Parties herewith conclude the amendment to the Original SPA attached as

Annex 1

(such amendment agreement the “First Amendment Agreement”) which was not read aloud in its entirety, but only those Sections were read aloud and the Parties herewith make the statements contained therein that are marked as amendments to the Original SPA whereby the text inserted in the color “blue” shall be deemed to be added to the Original SPA and the text struck through in the color “red” shall be deemed to be deleted from the Original SPA.

2.	The Parties herewith conclude to replace Exhibit 4.1(c) (Allocation Estimate) of the Original SPA by Exhibit 4.1(b) (Allocation Estimate) attached as

Annex 2

which was read aloud in its entirety and herewith make the statements contained therein.

3.	The Parties herewith conclude to insert a new Exhibit 4.3 (Allocation of Purchase Price US Dollar Portion) attached as

Annex 3

which was read aloud in its entirety and herewith make the statements contained therein.

4.	The Financing Documents have been amended; a copy of such amendment agreement is attached hereto for information purposes as

Annex 4.

The Sellers hereby consent to the amendment of the Financing Documents as attached to his deed.

III.

Miscellaneous

Unless explicitly amended or superseded by the First Amendment Agreement, the provisions of the Original SPA shall remain unchanged and in full force and effect.

Unless otherwise provided herein, capitalized terms used but not defined in this deed shall have the same meaning ascribed to them in the Original SPA.

Each Party shall bear the costs and expenses of its Representatives, except for the costs and expenses of DICPE and DIC which shall be shared by the Sellers in accordance with each Seller’s Purchase Price Pro-Rata Participation.

The Purchaser shall bear any and all transfer taxes (including real estate transfer taxes and any Taxes of any kind owed by any Group Entity resulting from the consummation of the transactions contemplated hereby (for the avoidance of doubt, excluding any Taxes relating to the Pre-Effective Date Tax Period as well as any Taxes assessed on income of the Sellers as a result of the transactions contemplated under this deed), stamp duties, fees (excluding the fees for notarization of this deed 50% of which shall be borne by the Purchaser and the other 50% shall be borne by DICPE), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings).

All other charges and costs payable in connection with the execution of this deed and the consummation of the transactions contemplated hereby shall be borne by the Purchaser.

If at any time any one of the agreements attached to this deed is or becomes invalid, illegal or unenforceable in any respect, such circumstances shall not affect or impair the validity, legality and enforceability of the other agreements.

IV.

Notes

The notary advised the parties

•	that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement entered into in that respect; and

•	that the notary did not advise the parties on tax issues and therefore will not assume any liability in this respect. This is expressly confirmed by the parties.

****

This deed including its Annexes (and in case of Annex 1 only the changes shown in such Annex) was read out to the persons appearing by the notary.

Thereupon, this deed was approved by the persons appearing and was personally signed by the persons appearing and the notary as follows:

/s/ Dr. Daniel Schlößer
Dr. Daniel Schlößer

/s/ Dr. Martin Seiling
Dr. Martin Seiling

/s/ Dr. Leif U. Schrader
Dr. Leif U. Schrader

/s/ Laurent Müller
Laurent Müller

/s/ Dr. Sabine Funke
Dr. Sabine Funke (the notary)

I.

SALE AND PURCHASE AGREEMENT

related to

Mauser Holding GmbH

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	7

2.	CURRENT STATUS	~~14~~15

3.	SALE AND PURCHASE	~~18~~19

4.	PURCHASE PRICE	~~21~~22

5.	FURTHER PAYMENTS	~~23~~24

6.	RULES FOR PAYMENTS	~~25~~26

7.	CLOSING CONDITIONS	~~26~~28

8.	CLOSING DATE; CLOSING; CLOSING ACTIONS	~~31~~32

9.	DEBT FINANCING COOPERATION	~~34~~36

10.	SELLERS’ REPRESENTATIONS	~~36~~38

11.	[INTENTIONALLY LEFT BLANK]	~~43~~46

12.	SELLERS’ COVENANTS	~~43~~46

13.	PURCHASER’S AND US PURCHASER’S REPRESENTATIONS	~~45~~48

14.	REMEDIES FOR BREACHES BY A SELLER, THE US SELLER OR DIC	~~47~~51

15.	TAX INDEMNITY	~~53~~57

16.	PURCHASER’S AND THE US PURCHASER’S COVENANTS AND INDEMNITIES	~~61~~64

17.	COOPERATION	~~63~~66

18.	MISCELLANEOUS	~~64~~67

LIST OF EXHIBITS

Exhibit (E)/l	Data Room Documents

Exhibit (E)/2	Form of Deposit Agreement

Exhibit 2.3(a)	Subsidiaries

Exhibit 2.3(b)	Material Group Entities

Exhibit 2.6	Shareholder Loans

Exhibit 2.8/1	MEP

Exhibit 2.8/2	MEP Amount Estimate

Exhibit 3.5(a)	Form of US Transfer Deed

Exhibit 3.5(b)	Form of Transfer Deed

Exhibit 3.5(c)(i)	Form of DICPE Assignment and Assumption Agreement

Exhibit 3.5(c)(ii)	Form of DIC Assignment and Assumption Agreement

Exhibit 3.6(c)	Consent of Spouses

Exhibit ~~4.1(e)~~4.1(b)	Allocation Estimate

Exhibit 4.3	Allocation of the Purchase Price US Dollar Portion

Exhibit ~~4.5(a)~~4.5(a)	Form of Escrow Agreement

Exhibit 5.2(a)	MEP Account

Exhibit 5.2(d)	Sample of Confirmation Letter (MEP)

Exhibit 7.1(a)	Cartel Authorities

Exhibit 10.3(a)/l	Ownership of Sold Shares

Exhibit 10.3(a)/2	Encumbrances of Sold Shares

Exhibit 10.3(b)(i)	Ownership of Sold DICPE Shareholder Loans

Exhibit 10.3(b)(ii)	Ownership of Sold DIC Shareholder Loan

Exhibit 10.3(g)	Permitted Pre-Signing Leakage

Exhibit 10.4(b)/l	Subsidiary Interest

Exhibit 10.4(b)/2	Third Party Rights in Subsidiary Interests

Exhibit 10.4(c)	Litigation; Disputes

Exhibit 10.4(d)	Financial Statements

Exhibit 10.4(e)	Conduct of Business

Exhibit 10.4(f)	Owned IP Rights

Exhibit 10.4(g)(i)	Key Employees

Exhibit 10.4(g)(ii)	Collective Bargaining Agreements

Exhibit 10.4(h)	Joint Venture Agreements

Exhibit 10.4(i)(i)	Permits

Exhibit 10.4(i)(ii)	Compliance with Laws

Exhibit 10.4(j)	Taxes

Exhibit 12.1(c)	Purchaser’s Consent re Conduct of Business in the Interim Period

Exhibit 12.1(d)	Contact Person

Exhibit 12.1(f)	Preliminary Notified Leakage Amount

Exhibit 13.2(b)	Financing Documents

Exhibit 13.2(c)	Equity Commitment Letter

Exhibit 18.12(a)(ii)	Overall Pro Rata Liability of Sellers

Exhibit 18.12(b)	Pro Rata Liability of Partners in Mauser 1, Mauser 2 and Mauser 3

THIS AGREEMENT (the “Agreement”) is made on May 10, 2014

BETWEEN

(1)	DICPE (MAUSER) L.P., a limited liability company organized under the laws of the Cayman Islands, registered with the registrar of companies under registration number MC-53763 and having its registered office in Grand Cayman and its business address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands,

- herein “DICPE”-

(2)	SMA BETEILIGUNGS-GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Siegburg under registration number HRB 10148 and having its business address at Im Erlengrund 11, 53757 Sankt Augustin, Germany,

- herein “SMA”-

(3)	BJÖRN KREITER, Franz-Schaaf-Str. 3, 51143 Cologne, Germany,

- herein “Björn Kreiter”-

(4)	ELLIOT PEARLMAN, 1985 N. Mohawk, Chicago, IL 60614, United States of America,

- herein “Elliot Pearlman”-

(5)	FRANCISCO DE MIGUEL, Santiago Rusiñol, 7, 43850 Cambrils (Tarragona), Spain,

- herein “Francisco de Miguel”-

(6)	MAUSER 1 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Björn Kreiter, Dubai International Capital LLC, Hans-Peter Schäfer and DIC Warehouse (Cayman) Limited and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany,

- herein “Mauser 1”-

(7)	MAUSER 2 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Björn Kreiter, Dubai International Capital LLC, Siegfried Weber, Ernest van den Boogerd and René Spoel and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany,

- herein “Mauser 2”-

(8)	MAUSER 3 BETEILIGUNGSGESELLSCHAFT BÜRGERLICHEN RECHTS, a civil law partnership (Gesellschaft bürgerlichen Rechts) organized under the laws of Germany of the partners Björn Kreiter, Dubai International Capital LLC, Ali Özbudak, Frank Schüller, Klaus Peter Schmidt, Kate Graue, Mike Porecca, Mike Chorpash, Elizabeth Miller and Anthony Piersanti and having its business address at c/o Mauser Holding GmbH, Schildgesstr. 71-163, 50321 Brühl, Germany,

- herein “Mauser 3”-

- DICPE, SMA, Björn Kreiter, Elliot Pearlman, Francisco de Miguel, Mauser 1, Mauser 2 and Mauser 3 collectively referred to as the “Sellers” and each of them as a “Seller”-

(9)	MAUSER INDUSTRIEVERPACKUNGEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered in the commercial register of the local court of Cologne under HRB 61445 and having its registered address at Schildgesstr. 71-163, 50321 Brühl, Germany,

- herein “US Seller”-

(10)	DUBAI INTERNATIONAL CAPITAL LLC, a limited liability company organized under the laws of the United Arab Emirates with seat at Dubai, United Arab Emirates, and registered and licensed under no. 559962 with offices at 13th Floor, The Gate, Dubai International Financial Centre, PO Box 72888, Dubai, United Arab Emirates,

- herein “DIC”-

(11)	KAIROS VIER VERMÖGENSVERWALTUNGS-GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register of the local court of Frankfurt am Main under registration number HRB 98883 and having its registered office in Mainzer Landstrasse 46, 60325 Frankfurt am Main, Germany,

- herein the “Purchaser”-

(12)	CD&R MILLENNIUM US ACQUICO LLC, a limited liability company organized under the laws of Delaware, registered with the Secretary of State of the State of Delaware under registration number 5526895 and having its registered office in The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States of America, and its business address at c/o Clayton Dubilier & Rice, LLC, 375 Park Avenue, 18th Floor, New York, NY 10152, United States of America,

- herein the “US Purchaser”-

- the Sellers, the US Seller, DIC, the Purchaser and the US Purchaser collectively referred to as the “Parties”, and each of them as a “Party”-.

WHEREAS

(A)	The Sellers are the sole shareholders of Mauser Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne, Germany, under registration number HRB 61659 and having its business address at Schildgesstr. 71-163, 50321 Brühl, Germany (the “Company”).

(B)	The Company is the ultimate parent company of the Mauser Group (as defined below).

(C)	The entities of the Mauser Group are engaged, among other things, (i) in the manufacturing and sale of packaging and other products made of steel, plastic and fiber, (ii) in the reconditioning of packaging products made of steel, plastic or other materials, and (iii) in the design, manufacturing, sale and servicing of company-branded blow-molding machines, fiber drum lines and wash lines for the reconditioning business. The Mauser Group’s business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this

Agreement (such transactions contemplated in this Agreement collectively the “Transaction”) or any intentions of the Purchaser and/or the US Purchaser, shall hereinafter be referred to as the “Business”. The Mauser Group owns real estate.

(D)	US Seller is a wholly-owned (indirect) subsidiary of the Company and holds the shares in different Group Entities in the US and Mexico.

(E)	Prior to the date hereof, the Purchaser, the US Purchaser and their respective Representatives had access to, or have been provided with, and have been able to review, documents and information of a commercial, financial, accounting, tax, legal, environmental and other nature concerning the Mauser Group pursuant to a due diligence investigation, which included, inter alia, (i) a management presentation held on March 10, 2014, expert meetings relating to Legal held on April 8, 2014, Tax on April 8, 2014, Business Plan and Quality of Earnings, SBU Asia on April 10, 2014, Environmental on April 11, 2014, SBU South America on April 11, 2014, SBU North America on April 11, 2014, SBU Reconditioning on April 14, 2014, SBU Europe on April 15, 2014, Compliance on April 15, 2014, Procurement on April 16, 2014, Tax (VAT Follow-up) on April 17, 2014, the audit of the Group Entities on April 23, 2014, Insurance on April 24, 2014, Q1 2014 update on April 24, 2014, net debt and FX on April 30, 2014 and 2014 monthly CFS on May 2, 2014; (ii) site visits in Grezzago, Italy, on March 20, 2014, Bammental, Germany, on March 21, 2014, Erkelenz, Germany, on April 14, 2014 and Charlotte, USA, on April 24, 2014 (iii) the Project Millennium Confidential Information Memorandum dated January 2014 (the “Information Package”), (iv) the Legal Fact Book prepared by Latham & Watkins LLP dated March 21, 2014, (v) the Legal Fact Book prepared by Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados dated March 7, 2014, (vi) the Legal Fact Book prepared by Luthra & Luthra Law Offices dated January 31, 2014, (vii) the Legal Fact Book prepared by Toffoletto De Luca Tamajo dated February 13, 2014, (viii) the Legal Fact Book prepared by Loyens & Loeff N.V. dated March 25, 2014, (ix) the Legal Fact Book prepared by Sagardoy Abogados dated March 19, 2014, (x) the Vendor Due Diligence Report prepared by Pekin & Pekin dated April 2014, (xi) the Financial Vendor Due Diligence Reports prepared by the Company, (xii) the Tax Vendor Due Diligence Report prepared by Deloitte dated March 4, 2014, (xiii) the Tax Planning Opportunities Memorandum prepared by Deloitte dated February 25, 2014, (xiv) the Project Millennium Environmental Reviews prepared by ENVIRON Germany GmbH dated March 20, 2014, (xv) the documents disclosed in the electronic data room of the service provider IntraLinks Inc. under the Project names “Millennium” and “Millennium - Additional Materials” (the “Data Room”) which are listed in Exhibit (E)/1 (the “Data Room Documents”) and (xvi) the written and oral answers given to the Purchaser, the US Purchaser and/or their respective Representatives during the question & answer process and during meetings and conference calls with certain members of the management and experts of the Mauser Group, the Sellers and/or their respective Representatives and during the negotiation of this Agreement (the documents and information referred to in this Recital (E) collectively, the “Due Diligence Materials”). An electronic copy of the written Due Diligence Materials (in the form of a hard drive and of a DVD) was deposited with the acting notary for purposes of providing evidence in accordance with the provisions of a deposit agreement to be entered into immediately following the execution of this Agreement on the date hereof substantially in the form attached hereto as Exhibit (E)/2.

(F)	The Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, in accordance with, and subject to the terms and conditions of, this Agreement, all shares in the Company and the US Seller wishes to sell to the US Purchaser and the US Purchaser wishes to purchase from the US Seller in accordance with, and subject to the terms and conditions of, this Agreement, all US HoldCo Shares. DICPE and DIC further wish to sell to the Purchaser, and the Purchaser wishes to purchase from DICPE and DIC, in accordance with, and subject to the terms and conditions of, this Agreement, certain loans that DICPE and DIC have granted to the Company.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” shall mean any affiliated company (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (AktG) and, with regard to a natural person, any Relatives, provided that with regard to the Purchaser and the US Purchaser, it shall not include any other portfolio company of the Clayton, Dubilier & Rice private equity funds.

“Agreed Tax Rates” shall mean the statutory Tax rates applicable in the respective jurisdiction on the Effective Date.

“Agreement” shall mean this Sale and Purchase Agreement (including its Exhibits).

“Antitrust Filings” has the meaning given in Section 7.2(a)(i).

“AO” means the German Tax Code (Abgabenordnung).

“A Share(s)” has the meaning given in Section 2.1(b).

“Björn Kreiter” has the meaning given in the introductory paragraph.

“BKV” means BKV Beteiligungs- und Kunststoffverwertungsgesellschaft mbH, registered with the commercial register of the local court of Frankfurt am Main under HRB 37068.

“Blocking Statutes” means Council Regulation (EC) No 2271/96, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) and other laws with a similar blocking concept under laws of non-German jurisdictions.

“Bonus Amount” has the meaning given in Section 2.8(b).

“Bonus Participants” has the meaning given in Section 2.8(b).

“Breach” has the meaning given in Section 14.1(a).

“Breach Notice” has the meaning given in Section 14.2(a).

“B Share(s)” has the meaning given in Section 2.1(b).

“Business” has the meaning given in Recital (C).

“Business Day” shall mean any day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany, and New York, USA.

“Business Plan” means the business plan of the Company as presented to the Purchaser as part of the Due Diligence Materials.

“Cartel Authorities” has the meaning given in Section 7.1(a)(i).

“Certificates” has the meaning given in Section 15.5(a).

“Closing” has the meaning given in Section 8.1.

“Closing Action(s)” has the meaning given in Section 8.2(a).

“Closing Conditions” means the conditions set out in Section 7.1(a).

“Closing Confirmation” has the meaning given in Section ~~8.2(d)~~8.2(e).

“Closing Date” has the meaning given in Section 8.1.

“Company” has the meaning given in Recital (A).

“Company’s Board Members” has the meaning given in Section 8.2(a)(vii).

“Contact Person” has the meaning given in Section 12.1(d).

“Covenants” has the meaning given in Section 12.1(a).

“C Share(s)” has the meaning given in Section 2.1(b).

“Data Room” has the meaning given in Recital (E).

“Data Room Documents” has the meaning given in Recital (E).

“De Minimis Amount” has the meaning given in Section 14.3(a).

“Debt Financing” has the meaning given in Section 9.1.

“Debt Financing Providers” has the meaning given in Section 9.1.

“Deductible Amount” has the meaning given in Section 14.3(a).

“Designated Purchaser” has the meaning given in Section 3.2(b).

“DIC” has the meaning given in the introductory paragraph.

“DIC Assignment and Assumption Agreement” has the meaning given in Section 3.5(c)(ii).

“DIC Credit Facility Agreement” means the USD 1,250,000,000 credit facility agreement dated June 27, 2007 between, inter alia, Dubai International Capital LLC as borrower, HSBC Bank Middle East Limited as mandated lead arranger, HSBC Bank plc as agent and certain financial institutions as original lenders and others (as amended, varied, novated, supplemented, superseded or extended from time to time).

“DIC Group” has the meaning given in Section 2.4.

“DIC’s Knowledge” has the meaning given in Section 10.1(b).

“DIC Loan Purchase Price” has the meaning given in Section 4.2(b).

“DIC Shareholder Loan” has the meaning given in Section 2.6.

“DICPE” has the meaning given in the introductory paragraph.

~~“DICPE Account” has the meaning given in Section 6.2(a).~~

“DICPE Assignment and Assumption Agreement” has the meaning given in Section 3.5(c)(i).

“DICPE Euro Account” has the meaning given in Section 6.2(a)(i).

“DICPE Loan Purchase Price” has the meaning given in Section 4.2(a).

“DICPE Loan Purchase Price Euro Portion” has the meaning given in Section 4.3.

“DICPE Loan Purchase Price US Dollar Portion” has the meaning given in Section 4.3.

“DICPE Shareholder Loans” has the meaning given in Section 2.6.

“DICPE Shares” has the meaning given in Section 2.1(b)(i).

“DICPE US Dollar Account” has the meaning given in Section 6.2(a)(ii).

“Due Diligence Materials” has the meaning given in Recital (E).

“Effective Date” has the meaning given in Section 3.4(a).

“Elliot Pearlman” has the meaning given in the introductory paragraph.

“Equity Commitment Letter” has the meaning given in Section 13.2(c).

“Escrow Account” has the meaning given in Section 6.2(d).

“Escrow Agent” has the meaning given in Section ~~4.5(a)~~4.6(a).

“Escrow Agreement” has the meaning given in Section ~~4.5(a)~~4.6(a).

“Escrow Amount” has the meaning given in Section ~~4.5(a)~~4.6(a).

“Euro/US Dollar Exchange Rate” has the meaning given in Section 4.3.

“Excess Amount” has the meaning given in Section 15.5(e).

“Final Share Purchase Price Allocation” has the meaning given in Section ~~4.1(e)~~4.1(b).

“Financial Statements” has the meaning given in Section 10.4(d).

“Financing Documents” has the meaning given in Section 13.2(b).

“First Share Pledge Agreement” has the meaning given in Section 2.7.

“Francisco de Miguel” has the meaning given in the introductory paragraph.

“General Aggregate Cap” has the meaning given in Section 14.3(b)(i).

“Group Entity/Entities” has the meaning given in Section 2.3(b).

“IFRS” means the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and as adopted by the European Union.

“Indemnification Tax Benefit” has the meaning set forth in Section 15.1(f).

“Information Package” has the meaning given in Recital (E).

“Interim Period” has the meaning given in Section 12.1(a).

“ISRA” has the meaning given in Section 12.3.

“Joint Venture Agreements” has the meaning given in Section 10.4(h).

“Key Employees” has the meaning given in Section 10.4(g)(i).

“Kreiter Shares” has the meaning given in Section 2.1(b)(iii).

“Leakage” has the meaning given in Section 10.3(g).

“Leakage Representation Overall Aggregate Cap” has the meaning given in Section 14.3(b)(ii).

“Leakage Representation Overall Individual Cap” has the meaning given in Section 14.3(b)(ii).

“Long Stop Date” has the meaning given in Section 7.3(a).

“Losses” has the meaning given in Section 14.1(b).

“Material Group Entity/Entities” has the meaning given in Section 2.3(b).

“Mauser 1” has the meaning given in the introductory paragraph.

“Mauser 1 Shares” has the meaning given in Section 2.1(b)(vi).

“Mauser 2” has the meaning given in the introductory paragraph.

“Mauser 2 Shares” has the meaning given in Section 2.1(b)(vii).

“Mauser 3” has the meaning given in the introductory paragraph.

“Mauser 3 Shares” has the meaning given in Section 2.1(b)(viii).

“Mauser AG’s Board Members” has the meaning given in Section 8.2(a)(vii).

“Mauser Group” has the meaning given in Section 2.3(b).

“MEP” has the meaning given in Section 2.8.

“MEP Account” has the meaning given in Section 5.2(a).

“MEP Amount” has the meaning given in Section 2.8(a).

“MEP Participants” has the meaning given in Section 2.8(a).

“Merger Clearances” has the meaning given in Section 7.1(a)(i).

“Miguel Shares” has the meaning given in Section 2.1(b)(v).

“Non-Refundable Portion I” has the meaning given in Section 15.5(b)

“Non-Refundable Portion II” has the meaning given in Section 15.5(b).

“Notified Leakage Amount” has the meaning given in Section 12.1(f).

“Overall Aggregate Cap” has the meaning given in Section 14.3(b)(iii).

“Overall Individual Cap” has the meaning given in Section 14.3(b)(iii).

“Overall Pro Rata Liability” has the meaning given in Section 18.12(a)(ii).

“Owned IP Rights” has the meaning given in Section 10.4(f).

“Parties/Party” has the meaning given in the introductory paragraph.

“Pearlman Shares” has the meaning given in Section 2.1(b)(iv).

“Permits” has the meaning given in Section 10.4(i)(i).

“Permitted Pre-Signing Leakage” has the meaning given in Section 10.3(g).

“Pre-Effective Date Tax Period” shall mean any period ending on or before the Effective Date.

“Protected Persons” has the meaning given in Section 16.1(a).

“Purchase Price” has the meaning given in Section 4.2.

“Purchase Price US Dollar Portion” has the meaning given in Section 4.3.

“Purchaser” has the meaning given in the introductory paragraph.

“Reduced Withholding Tax Exposure Amount I” has the meaning given in Section 15.5(a)(i).

“Reduced Withholding Tax Exposure Amount II” has the meaning given in Section 15.5(a)(ii).

“Refundable Portion I” has the meaning given in Section 15.5(b).

“Refundable Portion II” has the meaning given in Section 15.5(b).

“Relatives” means relatives (Angehörige) within the meaning of Section 15 AO.

“Release Agreements” means one or more release agreements between, inter alia, HSBC Bank plc as agent under the DIC Credit Facility Agreement and DIC and DICPE G.P. acting for and on behalf of DICPE as security grantors, pursuant to which, effective upon the Closing, HSBC Bank plc as agent declares the release of all security interests on the Sold Shares (including pursuant to the First Share Pledge Agreement and the Second Share Pledge Agreement) and any Shareholder Loans.

“Relevant Taxes” shall mean

(i) any Taxes imposed on any Group Entity or any successor to all or parts of their business relating to the Pre-Effective Date Tax Period irrespective of whether assessed before or after the Closing Date;

(ii) interest on Taxes for a Pre-Effective Date Tax Period imposed on any Group Entity by any Tax Authority even if the interest is levied for periods or in periods following the Effective Date;

(iii) any VAT (also under a reverse charge regime) that is triggered if any of the Sellers opts for VAT in respect of the sale of the Sold Shares and/ or Sold Shareholder Loans to the extent the VAT is not deductible as input VAT; and

(iv) any Tax imposed on or to be withheld by any Group Entity in respect of the payment of the MEP Amount and the Bonus Amount on or about the Closing Date (including, for avoidance of doubt, until and after the Closing Date).

If and to the extent Relevant Taxes are attributable to a taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) starting prior to and ending after the Effective Date, Relevant Taxes relating to such straddle period shall be calculated as if the respective taxable period ends at the Effective Date on a closing of the books basis.

“Representative” shall mean any officer, director, shareholder, employee, agent and other representative and professional advisers of the respective entity.

“Required Information” has the meaning given in Section 9.1(d).

“RIGK” means RIGK Gesellschaft zur Rückführung industrieller und gewerblicher Kunststoffverpackungen mbH, registered with the commercial register of Wiesbaden under HRB 9224.

“Second Share Pledge Agreement” has the meaning given in Section 2.7.

“Seller(s)” has the meaning given in the introductory paragraph.

“Sellers’ Agent” has the meaning given in Section 18.1.

“Sellers’ Knowledge” has the meaning given in Section 10.1(a).

“Sellers’ Representation(s)” has the meaning given in Section 10.2.

“Sellers’ Tax Counsel” has the meaning given in Section 15.3(c)(ii).

“Senior Facilities Agreement” has the meaning given in Section 2.5.

“Senior Facilities Release Agreements” has the meaning given in Section 6.2(b).

“Senior Facilities Repayment ~~Account~~Amount” has the meaning given in Section ~~6.2(b)~~5.1.

“Senior Facilities Repayment Amount Euro Portion” has the meaning given in Section 5.1.

“Senior Facilities Repayment Amount US Dollar Portion” has the meaning given in Section 5.1.

“Senior Facilities Repayment Euro Account” has the meaning given in Section 6.2(b).

“Senior Facilities Repayment US Dollar Account” has the meaning given in Section 6.2(b).

“Senior Security” has the meaning given in Section 2.5.

“Shareholder Loan(s)” has the meaning given in Section 2.6.

“Share Purchase Price” has the meaning given in Section 4.1(a).

“Share Purchase Price Euro Portion” has the meaning given in Section 4.3.

“Share Purchase Price Pro-Rata Participation” has the meaning given in Section 4.1(b).

“Share Purchase Price ~~Pro-Rata Participation~~US Dollar Portion” has the meaning given in Section ~~4.1(e)~~4.3.

“SMA” has the meaning given in the introductory paragraph.

“SMA Shares” has the meaning given in Section 2.1(b)(ii).

“Sold DIC Shareholder Loan” has the meaning given in Section 3.3(b).

“Sold DICPE Shareholder Loan(s)” has the meaning given in Section 3.3(a).

“Sold Shareholder Loans” has the meaning given in Section 3.3(b).

“Sold Shares” has the meaning given in Section 2.1(b).

“Subsidiary/Subsidiaries” has the meaning given in Section 2.3(a).

“Subsidiary Interests” has the meaning given in Section 2.3(a).

“Targeted Closing Date” has the meaning given in Section 8.1.

“Tax” or “Taxes” means all forms of taxation including, but not limited to taxes and other payments within the meaning of Section 3 AO or similar taxes under the tax law of any other jurisdiction, e.g., rates, special levies (Sonderabgaben), customs, all kind of social security contributions, contributions to chambers (if dependent from tax income or trade income) and excise duties (Zölle), as well as ancillary tax payments as defined under Section 3 para 4 AO (including interest, penalties and sanctions) or comparable provisions under the law of another jurisdiction in conjunction with Taxes and secondary liability for taxes owed by third parties (Haftungsschuld, e.g., wage tax, value added tax payable by the recipient, capital income tax, construction-related withholding tax and other types of withholding tax, liability amounts due to intercompany relations or business takeovers), whether levied by reference to income, profit, asset values (e.g., real estate tax), turnover (e.g., VAT and real estate transfer tax), added value or other reference and whether imposed by or owed to a German or non-German public body Tax Authority. Taxes shall also include investment grants (Investitionszulagen) according to the German investment grant act (Investitionszulagegesetz).

“Tax Audit” shall mean any audit, inspection or similar investigation by any Tax Authority (other than routine matters of a minor nature).

“Tax Authority” shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Tax De Minimis Amount” has the meaning set forth in Section 14.3(a).

“Tax Indemnification Claim” has the meaning set forth in Section 15.1.

“Tax Proceeding” shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Relevant Taxes (including but not limited to Tax assessments, Tax Audits, court proceedings or decisions, meeting with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority).

“Tax Refund” has the meaning set forth in Section 15.2.

“Tax Return” shall mean any tax return filed or to be filed by the Group Entities relating to Relevant Taxes.

“Third-Party Claim” has the meaning given in Section 14.2(b).

“Transaction” has the meaning given in Recital (C).

“Transaction Fees” has the meaning given in Section 10.3(g)(vi).

“Transfer Deed” has the meaning given in Section 3.5(b).

“US HoldCo” has the meaning given in Section 2.2.

“US HoldCo Shares” has the meaning given in Section 2.2.

“US Purchaser” has the meaning given in the introductory paragraph.

“US Seller” has the meaning given in the introductory paragraph.

“US Transfer Deed” has the meaning given in Section 3.5(a).

“VAT” shall mean any tax imposed in compliance with (and subject to any derogation from) the council directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to Germany, value added tax imposed by the UStG (Umsatzsteuergesetz) and legislation and regulations supplemental thereto); and any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in or elsewhere.

“WHT Indemnification” has the meaning given in Section 15.5(e).

“Withholding Tax Cap Amount” has the meaning given in Section 15.5(e).

“Withholding Tax Exposure Amount I” has the meaning given in Section 15.5(b)(i).

“Withholding Tax Exposure Amount II” has the meaning given in Section 15.5(b)(ii).

1.2	In this Agreement, unless the context otherwise requires:

(a)	unless specified otherwise (e.g., by reference to a certain act or law) references to Sections and Exhibits are references to Sections of and Exhibits to this Agreement and references to this Agreement include the Exhibits;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(d)	references to “Euro” or “EUR” are references to the lawful currency from time to time of the Federal Republic of Germany; references to “US Dollar” or “USD” are references to the lawful currency from time to time of the United States of America;

(e)	for the purposes of applying a reference to a monetary sum expressed in Euro, except as expressly stated otherwise herein, an amount in a different currency shall be deemed to be an amount in Euro converted at the exchange rate officially determined by the European Central Bank on the date hereof, or, should the date hereof not be a Business Day, at the exchange rate officially determined by the European Central Bank on the Business Day following the date hereof;

(f)	references to times of the day are to Central European Summer Time unless otherwise stated; and

(g)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes”, “including” and “in particular” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	CURRENT STATUS

2.1	The Company

(a)	Name, Legal Form, Registration. The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne, Germany under registration number HRB 61659 and having its business address at Schildgesstr. 71-163, 50321 Brühl, Germany.

(b)	Share Capital; Sold Shares. The registered share capital (Stammkapital) of the Company amounts to EUR 1,000,100 (in words: Euro one million one hundred). The registered share capital is divided into 1,000,100 (in words: one million one hundred) shares, which are represented by 500,000 (in words: five hundred thousand) common A shares (A-Stammgeschäftsanteile) (the “A Shares” and each, an “A Share”), 500,000 (in words: five hundred thousand) preferred B shares (B-Vorzugsgeschäftsanteile) (the “B Shares” and each, a “B Share”) and 100 (in words: one hundred) common C shares (C-Stammgeschäftsanteile) (the “C Shares”and each, a “C Share”), each in the nominal amount of EUR 1 (in words: Euro one):

(i)	DICPE holds

(A)	420,250 (in words: four hundred twenty thousand two hundred fifty) A Shares (shares no. 4,927-19,926, no. 19,927-144,350, no. 144,351-383,176, no. 383,177-397,226, no. 397,227-399,726, no. 399,727- 402,226, no. 402,227-404,726, no. 404,727-407,226, no. 407,227-408,476, no. 889,977-901,676 and no. 928,677-933,676);

(B)	467,200 (in words: four hundred sixty seven thousand two hundred) B Shares (shares no. 11-1,192, no. 1,193-4,910, no. 408,477-533,976, no. 533,977-859,476, no. 859,477-865,626 and no. 901,677-906,826); and

(C)	100 (in words: one hundred) C Shares (shares no. 865,627-865,726)

(collectively, the “DICPE Shares”);

(ii)	SMA holds

(A)	16,850 (in words: sixteen thousand eight hundred fifty) A Shares (shares no. 865,727-882,576); and

(B)	7,400 (in words: seven thousand four hundred) B Shares (shares no. 882,577-889,976)

(collectively, the “SMA Shares”);

(iii)	Björn Kreiter holds

(A)	11,700 (in words: eleven thousand seven hundred) A Shares (shares no. 906,827-918,526); and

(B)	5,150 (in words: five thousand one hundred fifty) B Shares (shares no. 918,527-923,676)

(collectively, the “Kreiter Shares”);

(iv)	Elliot Pearlman holds 2,500 (in words: two thousand five hundred) A Shares (shares no. 923,677-926,176) (the “Pearlman Shares”);

(v)	Francisco de Miguel holds 2,500 (in words: two thousand five hundred) A Shares (shares no. 926,177-928,676) (the “Miguel Shares”);

(vi)	Mauser 1 holds

(A)	31,000 (in words: thirty one thousand) A Shares (shares no. 933,677- 964,676); and

(B)	13,600 (in words: thirteen thousand six hundred) B Shares (shares no. 964,677-978,276)

(collectively, the “Mauser 1 Shares”);

(vii)	Mauser 2 holds

(A)	8,200 (in words: eight thousand two hundred) A Shares (shares no. 978,277-986,476); and

(B)	3,600 (in words: three thousand six hundred) B Shares (shares no. 986,477-990,076)

(collectively, the “Mauser 2 Shares”); and

(viii)	Mauser 3 holds

(A)	7,000 (in words: seven thousand) A Shares (shares no. 990,077- 997,076); and

(B)	3,050 (in words: three thousand fifty) B Shares (shares no. 997,077- 1,000,126)

(collectively, the “Mauser 3 Shares”).

The DICPE Shares, the SMA Shares, the Kreiter Shares, the Pearlman Shares, the Miguel Shares, the Mauser 1 Shares, the Mauser 2 Shares and the Mauser 3 Shares are herein collectively referred to as the “Sold Shares”.

(c)	Advisory Board. The Company has an advisory board (Beirat) in accordance with Section 5 lit. (c) of its current articles of association.

2.2	The US HoldCo

The US Seller holds 3,000 shares with a par value of USD 0.01 per share, representing the entire issued and outstanding share capital of Inuit U.S. Holdings Inc., a Delaware corporation having its registered address at 35-C Cotters Lane, East Brunswick, NJ 08816, USA and registered with the secretary of State of Delaware under 4318103 (“US HoldCo” and the shares in US HoldCo, the “US HoldCo Shares”).

2.3	The Group Entities

(a)	Subsidiaries. The Company holds, directly or indirectly, shares or other equity interests in the entities set forth in Exhibit 2.3(a) (such entities collectively the “Subsidiaries” and each a “Subsidiary”). The shares or other equity interests held by the Company in any Subsidiary and the shares or other equity interests held by any Subsidiary in any other Subsidiary (in each case as set out in Exhibit 2.3(a)) are herein collectively referred to as the “Subsidiary Interests”.

(b)	Group Entities; Material Group Entities. The Company and the Subsidiaries are herein collectively referred to as the “Group Entities” or the “Mauser Group” and each as a “Group Entity”. The Company and the Subsidiaries listed in Exhibit 2.3(b) are herein collectively referred to as the “Material Group Entities” and each of them as a “Material Group Entity”.

2.4	DIC Group

DIC and DICPE as well as all legal entities controlled by DIC within the meaning of Section 17 of the German Stock Corporation Act (AktG) (other than the Group Entities) are hereinafter referred to as the “DIC Group”.

2.5	Senior Facilities Agreement

On June 13, 2007, Mauser Industrieverpackungen GmbH, Inuit U.S. Holdings, Inc. and Mauser Holding Netherlands B.V., as original borrowers, and certain Group Entities as guarantors, entered into a senior facilities agreement (as amended, varied, novated, supplemented or extended from time to time, the “Senior Facilities Agreement”) with Barclays Bank PLC and Citi Bank International plc to which certain Group Entities acceded as additional borrowers. The Senior Facilities Agreement has been amended from time to time, including by an amendment letter dated May 18, 2009 and has been amended and restated (for refinancing purposes) by an amendment and restatement deed dated May 28, 2013. The loans under the Senior Facilities Agreement are guaranteed by various Group Entities and secured by security interests created over certain assets of such Group Entities including security interests created over shares, bank accounts and inventory and equipment, assignments of insurance receivables, receivables under a sale and purchase agreement, intercompany loan receivables and intellectual property rights, transfer of inventory and equipment and security over real property (collectively, the “Senior Security”). Certain Group Entities are subject to covenants under the Senior Facilities Agreement. The loans under the Senior Facilities Agreement become immediately due and payable or, respectively, may be terminated and declared due and payable pursuant to their terms upon the Closing pursuant to Section 8. The

Purchaser and the US Purchaser are aware of the contents of the Senior Facilities Agreement. As of December 31, 2013, the outstanding principal under the Senior Facilities Agreement owed to third parties (other than Group Entities) amounted to the sum of EUR ~~734,910,772.62~~444,964,240.08 (in words: ~~Seven~~four hundred ~~and thirty four~~fourty four million nine hundred ~~and ten~~sixty four thousand ~~seven~~two hundred ~~and seventy two~~fourty Euros and ~~sixty two cents~~eight Euro Cents) and USD 391,472,387.02 (in words: three hundred ninety one million four hundred seventy two thousand three hundred eighty seven US Dollars and two US Dollar Cents). No interest was outstanding as of December 31, 2013 under the Senior Facilities Agreement.

2.6	Shareholder Loans

Exhibit 2.6 contains a list of shareholder loan agreements between (i) DICPE and the Company (the “DICPE Shareholder Loans”) and (ii) DIC and the Company (the “DIC Shareholder Loan”) on the basis of which DICPE and DIC, respectively, granted shareholder loans to the Company (collectively the “Shareholder Loans” and each a “Shareholder Loan”) with respect to which the principal amount has not yet been repaid in full as of the date hereof, indicating the outstanding repayment amount as well as accrued interest as of the Effective Date, the term and the interest rate of each loan. The Shareholder Loans are subordinated pursuant to the terms of the respective agreement (listed in Exhibit 2.6 as well), respectively. DIC and DICPE have granted security to HSBC Bank plc as security agent under the DIC Credit Facility Agreement over certain of their rights under some of the Shareholder Loans.

2.7	Pledge over Shares and Transfer of Shares from DIC to DICPE

DIC (as former shareholder of the Company) has pledged its then held shares in the Company in favor of HSBC Bank plc as agent pursuant to a first ranking share pledge agreement dated June 27, 2007 (the “First Share Pledge Agreement”). By junior ranking share pledge agreement dated April 4, 2012 (the “Second Share Pledge Agreement”), DIC (as former shareholder of the Company) and DICPE have again pledged their then held shares in the Company in favor of HSBC Bank plc as security agent, both pledges, pursuant to the First Share Pledge Agreement and the Second Share Pledge Agreement, as security in connection with the DIC Credit Facility Agreement. Pursuant to a share purchase agreement dated December 20, 2013, DIC sold and transferred its remaining shares in the Company to DICPE. Thus, all shares in the Company sold by DICPE under this Agreement are pledged in favor of HSBC Bank plc as security agent.

2.8	MEP Amount and Bonus Amount

(a)	Certain managers and employees of the Mauser Group participate in a cash bonus program referred to as the ‘LTIP 2010’ (long-term incentive plan 2010), which is attached hereto as Exhibit 2.8/1 (the “MEP”, and such managers and employees being the “MEP Participants”). Under the MEP a bonus is payable by the Company to the MEP Participants at the Closing Date, together with any related Taxes (including wage taxes, payroll taxes and social security payments to be made by the Company and excluding social security payments to be made by the MEP Participants) payable by the Company to the relevant Tax Authorities (the “MEP Amount”). Exhibit 2.8/2 includes an estimation of the MEP Amount payable at Closing by the Company.

(b)	Certain other managers of the Mauser Group are entitled to a cash bonus in an aggregate amount of EUR 1,325,000 (in words: Euros one million three hundred and twenty five thousand) (the “Bonus Amount”, and such managers and employees being the “Bonus Participants”). Such Bonus Amount is payable by the Company to such Bonus Participants at the Closing Date, together with any related Taxes (including wage taxes, payroll taxes and social security payments to be made by the Company and excluding social security payments to be made by the Bonus Participants) payable by the Company to the relevant Tax Authorities.

3.	SALE AND PURCHASE

3.1	Sale and Purchase of the Sold Shares

Upon the terms and subject to the conditions of this Agreement (and each of them acting severally)

(a)	DICPE hereby sells the DICPE Shares to the Purchaser and the Purchaser hereby purchases the DICPE Shares;

(b)	SMA hereby sells the SMA Shares to the Purchaser and the Purchaser hereby purchases the SMA Shares;

(c)	Björn Kreiter hereby sells the Kreiter Shares to the Purchaser and the Purchaser hereby purchases the Kreiter Shares;

(d)	Elliot Pearlman hereby sells the Pearlman Shares to the Purchaser and the Purchaser hereby purchases the Pearlman Shares;

(e)	Francisco de Miguel hereby sells the Miguel Shares to the Purchaser and the Purchaser hereby purchases the Miguel Shares;

(f)	Mauser 1 hereby sells the Mauser 1 Shares to the Purchaser and the Purchaser hereby purchases the Mauser 1 Shares;

(g)	Mauser 2 hereby sells the Mauser 2 Shares to the Purchaser and the Purchaser hereby purchases the Mauser 2 Shares; and

(h)	Mauser 3 hereby sells the Mauser 3 Shares to the Purchaser and the Purchaser hereby purchases the Mauser 3 Shares.

3.2	Sale and Purchase of the US HoldCo Shares

(a)	Upon the terms and subject to the conditions of this Agreement, the US Seller hereby sells to the US Purchaser, and the US Purchaser hereby purchases from the US Seller, the US HoldCo Shares.

(b)	The Purchaser shall have the right to designate a different purchaser of the US HoldCo Shares than the US Purchaser, including itself (the “Designated Purchaser”), provided such designated Purchaser is an Affiliate of the Purchaser and that such designated Purchaser accedes to this Agreement and all other agreements, rights and obligations under or in connection with the Transaction. Upon such accession, the US Purchaser and the Designated Purchaser shall be referred to as the US Purchaser for all purposes of this Agreement. The Purchaser may exercise such right no later than five (5) Business Days before the Closing Date.

(c)

The Purchaser shall indemnify the Sellers and DIC against any losses, damages, costs and other adverse consequences, (including from any Taxes) to be paid by or assessed against the Sellers or any of its Affiliates and Relatives, respectively, if and to the extent resulting from the sale and transfer of the US HoldCo Shares pursuant to this Agreement. In case the Agreement is terminated without Closing having occurred, the

Purchaser shall, at the Sellers’ Agent written request, indemnify the Group Entities against any losses, damages, costs and other adverse consequences, (including from any Taxes) to be paid by or assessed against the Sellers or any of its Affiliates and Relatives, respectively, if and to the extent resulting from the sale and transfer of the US HoldCo Shares pursuant to this Agreement. The Purchaser and the US Purchaser shall not be entitled to any Tax Indemnification Claims if and to the extent resulting from the sale and transfer of the US HoldCo Shares pursuant to this Agreement.

3.3	Sale and Purchase of the Shareholder Loans

(a)	Sale and Purchase of the DICPE Shareholder Loans

Upon the terms and subject to the conditions of this Agreement, DICPE hereby sells to the Purchaser, and the Purchaser hereby purchases from DICPE, the DICPE Shareholder Loans, referenced in Exhibit 2.6 including accrued interest, i.e. 100% (in words: one hundred per cent) of the loan repayment amount as well as all rights and obligations under each DICPE Shareholder Loan pertaining thereto (the “Sold DICPE Shareholder Loans” and each a “Sold DICPE Shareholder Loan”).

(b)	Sale and Purchase of the DIC Shareholder Loan

Upon the terms and subject to the conditions of this Agreement, DIC hereby sells to the Purchaser, and the Purchaser hereby purchases from DIC, the DIC Shareholder Loan, referenced in Exhibit 2.6 including accrued interest, i.e. 100% (in words: one hundred per cent) of the loan repayment amount as well as all rights and obligations under the DIC Shareholder Loan pertaining thereto (the “Sold DIC Shareholder Loan”).

(the Sold DIC Shareholder Loan and the Sold DICPE Shareholder Loans collectively, the “Sold Shareholder Loans”).

3.4	Effective Date

(a)	Sold Shares. The Sold Shares are sold to the Purchaser, and the US HoldCo Shares are sold to the US Purchaser, with economic effect (mit wirtschaftlicher Wirkung) as of January 1, 2014, 00:00 hours (the “Effective Date”), with all respective rights and obligations pertaining thereto, including the right to receive all profits for the fiscal year of the Company and US HoldCo beginning on January 1, 2014 as well as profits for prior fiscal years of the Company and US HoldCo, respectively, not yet distributed prior to the date hereof.

(b)	Sold Shareholder Loans. The Sold Shareholder Loans are sold to the Purchaser with economic effect as of the Closing Date, with all rights and obligations pertaining thereto, including the right to receive all interest payments pertaining to the period following the Closing Date as well as all accrued interest not yet paid until such date.

3.5	Separate Transfer Deed, Separate Assignment and Assumption Agreement

(a)	Transfer of the US HoldCo Shares. The Sellers, US Seller, the US Purchaser and the Purchaser agree that the US HoldCo Shares are not transferred by virtue of this Agreement, but will be assigned with effect in rem (mit dinglicher Wirkung) by means of a share transfer deed (the “US Transfer Deed”) to be entered into on the Closing Date pursuant to Section 8.2 and providing for the transfer in rem (mit dinglicher Wirkung) of the US HoldCo Shares to the US Purchaser or the Designated Purchaser.

The US Transfer Deed shall be substantially in the form attached hereto as Exhibit 3.5(a).

(b)	Separate Transfer Deed. The Sellers and the Purchaser agree that the Sold Shares are not transferred by virtue of this Agreement, but will be assigned with effect in rem (mit dinglicher Wirkung) by means of a notarized share transfer deed (the “Transfer Deed”) to be entered into on the Closing Date pursuant to Section 8.2 and providing for the transfer in rem (mit dinglicher Wirkung) of the Sold Shares to the Purchaser. The Transfer Deed shall be substantially in the form attached hereto as Exhibit 3.5(b).

(c)	Separate Assignment and Assumption Agreements

(i)	DICPE and the Purchaser agree that the Sold DICPE Shareholder Loans are not assigned to and assumed (Vertragsübernahme mit schuldbefreiender Wirkung) by the Purchaser by virtue of this Agreement, but will be assigned to and assumed by the Purchaser with effect in rem (mit dinglicher Wirkung) by means of an assignment and assumption agreement (the “DICPE Assignment and Assumption Agreement”) to be entered into on the Closing Date and providing for the assignment in rem (mit dinglicher Wirkung) of all rights and obligations of DICPE under the DICPE Shareholder Loans to the Purchaser, and the assumption by the Purchaser of DICPE’s position as creditor under the DICPE Shareholder Loans, including a release granted to DICPE (Vertragsübernahme mit schuldbefreiender Wirkung). The DICPE Assignment and Assumption Agreement shall be substantially in the form attached as Exhibit 3.5(c)(i).

(ii)	DIC and the Purchaser agree that the Sold DIC Shareholder Loan is not assigned to and assumed (Vertragsübernahme mit schuldbefreiender Wirkung) by the Purchaser by virtue of this Agreement, but will be assigned to and assumed by the Purchaser with effect in rem (mit dinglicher Wirkung) by means of an assignment and assumption agreement (the “DIC Assignment and Assumption Agreement”) to be entered into on the Closing Date and providing for the assignment in rem (mit dinglicher Wirkung) of all rights and obligations of DIC under the DIC Shareholder Loan to the Purchaser, and the assumption by the Purchaser of DIC’s position as creditor under the DIC Shareholder Loan, including a release granted to DIC (Vertragsübernahme mit schuldbefreiender Wirkung). The DIC Assignment and Assumption Agreement shall be substantially in the form attached as Exhibit 3.5(c)(ii).

3.6	Consents and Waivers

(a)	Consent of DIC

DIC hereby grants its consent to the sale and transfer of the Sold Shares in accordance with the articles of association of the Company as well as in accordance with any and all shareholders’ agreements with respect to the Company.

(b)	Consent of DICPE and of Other Shareholders

Each of the Sellers hereby grants its consent to the sale and transfer of the Sold Shares and the Sold Shareholder Loans and hereby waives any and all options, pre-emptive rights, rights of first refusal and any similar rights with respect to shares in the Company.

(c)	Consent of Spouses

By written statement, each spouse of Stefan Müller-Arends, Björn Kreiter, Elliot Pearlman, Francisco de Miguel, respectively, and of the partners of Mauser 1, Mauser 2 and Mauser 3 that are natural persons and to the extent they are married have given their consent to the sale and transfer of the shares (directly or indirectly) held by Stefan Müller-Arends, Björn Kreiter, Elliot Pearlman, Francisco de Miguel and of the partners of Mauser 1, Mauser 2 and/or Mauser 3, copies of which are attached hereto as Exhibit 3.6(c).

4.	PURCHASE PRICE

4.1	Purchase Price

(a)	Share Purchase Price. The purchase price for the Sold Shares (the “Share Purchase Price”) shall be an amount equal to

(i)	EUR 410,000,000.00 (in words: Euro four hundred ten million ~~Euro~~) minus the Notified Leakage Amount, provided that in case Closing occurs after July 14, 2014, 24:00 hours, plus interest on such balance of 6% (in words: six percent) per annum from July 15, 2014, 00:00 hours until the Closing Date calculated on the basis of the actual days lapsed and a calendar year with 365 days;

(ii)	minus an amount of EUR 1,100,000.00 (in words: one million one hundred thousand Euros) reflecting other shareholder debt; and

(iii)	minus the sum of the DICPE Loan Purchase Price and the DIC Loan Purchase Price.

The Share Purchase Price Euro Portion (as defined below) shall be partly used to pay the MEP Amount and the Bonus Amount pursuant to Section 8.2(a)(x). The Sellers’ Agent shall notify the Purchaser of the Share Purchase Price, the Share Purchase Price Euro Portion and the Share Purchase Price US Dollar Portion (including a calculation of the Share Purchase Price) no later than five (5) Business Days prior to the Closing Date.

~~(b)~~	~~Foreign Currencies. The Purchaser and the Sellers shall amicably discuss between the date hereof and the Closing Date whether the Share Purchase Price or any portion of the Share Purchase Price shall be settled in a currency other than Euros, provided that this would not result in any disadvantage of either the Sellers or the Purchaser and further provided that this Section 4.1(b) shall not constitute a binding obligation of either Party to actually agree on another currency.~~

(b)	~~(e)~~ Allocation. The Share Purchase Price Euro Portion and the Share Purchase Price US Dollar Portion (and the resulting Share Purchase Price) shall be allocated among the Sellers and DIC as notified by the Sellers’ Agent to the Purchaser at the latest five (5) Business Days before the Closing Date (the “Final Share Purchase Price Allocation”). Exhibit ~~4.1(e)~~ 4.1(b) contains an estimate of such allocation. The pro rata participation of the respective Seller which is set forth in Exhibit ~~4.1(e)~~ 4.1(b) or (as from the Closing) as set forth in the Final Share Purchase Price Allocation in the column “Share Purchase Price Participation in %” is herein referred to as such Seller’s “Share Purchase Price Pro-Rata Participation”.

(c)	~~(d)~~ The purchase price for the US HoldCo Shares is payable by the US Purchaser or the Designated Purchaser not at the Closing Date, but shall be settled with the US Seller after the Closing Date.

4.2	Loan Purchase Price

(a)	The purchase price for the Sold DICPE Shareholder Loans (the “DICPE Loan Purchase Price”) shall be equivalent to the principal amount outstanding under the Sold DICPE Shareholder Loans and the interest accrued thereon as of the Effective Date, plus interest on such amount of 6% (in words: six percent) per annum from the Effective Date until the Closing Date calculated on the basis of the actual days lapsed and a calendar year with 365 days. DICPE shall notify the Purchaser of the DICPE Loan Purchase Price, DICPE Loan Purchase Price US Dollar Portion and DICPE Loan Purchase Price Euro Portion no later than five (5) Business Days prior to the Closing Date.

(b)	The purchase price for the Sold DIC Shareholder Loan (the “DIC Loan Purchase Price”) shall be equivalent to the principal amount outstanding under the Sold DIC Shareholder Loan and the interest accrued thereon as of the Effective Date plus interest on such amount of 6% (in words: six percent) per annum from the Effective Date until the Closing Date calculated on the basis of the actual days lapsed and a calendar year with 365 days. DIC shall notify the Purchaser of the DIC Loan Purchase Price no later than five (5) Business Days prior to the Closing Date.

The sum of the Share Purchase Price, the DICPE Loan Purchase Price and the DIC Loan Purchase Price is the “Purchase Price”.

4.3	Partial Payment of the Purchase Price in US Dollar. The Purchaser and the Sellers agree that a part of the Purchase Price in the amount of EUR 260,000,000.00 (in words: two hundred sixty million Euros) (such calculated amount the “Purchase Price US Dollar Portion”) shall he settled in US Dollar. The Euro/US Dollar exchange rate to be used for the calculation of the Purchase Price US Dollar Portion shall be EUR 1.00 = USD 1.362 (the “Euro/US Dollar Exchange Rate”) so that the Purchase Price US Dollar Portion shall amount to USD 354,120,000 (in words: three hundred and fifty-four million one hundred twenty thousand US Dollars). The Purchase Price US Dollar Portion shall be allocated to the Share Purchase Price (such allocated amount, the “Share Purchase Price US Dollar Portion” and the remainder of the Share Purchase Price, the “Share Purchase Price Euro Portion”) and the DICPE Loan Purchase Price (such allocated amount, the “DICPE Loan Purchase Price US Dollar Portion” and the remainder of the DICPE Loan Purchase Price, the “DICPE Loan Purchase Price Euro Portion”) in accordance with Exhibit 4.3.

4.4	~~4.3~~ No Purchase Price Adjustments

The Purchase Price is a fixed amount and is not subject to any adjustments, e.g., because of a change in the economic condition of the Mauser Group or the Business or otherwise; provided, however, that any payments by any of the Sellers or DIC to the Purchaser and/or the US Purchaser under this Agreement for damages, indemnification, in particular under Sections 14 and 15, or otherwise shall be deemed to be, and treated as, a subsequent reduction of the Purchase Price.

4.5	~~4.4~~ Payment of the Purchase Price, Due Date

The Purchase Price shall be paid in cash by (or on behalf of) the Purchaser to the Sellers, DIC and the Company, respectively, on the Closing Date in accordance with the provisions of Section ~~6~~6 and Sections 8.2(a)(x)(E) through ~~8.2(a)(xii)~~ 8.2(a)(xiii) and also used for the payment of the MEP Amount and the Escrow Amount.

4.6	~~4.5~~Escrow

(a)	Escrow Agreement

On the date hereof or within ten (10) Business Days thereafter, the Sellers, the Purchaser, the US Purchaser and the acting notary public Dr. Sabine Funke, Frankfurt am Main, Germany (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form as attached as Exhibit ~~4.5(a)~~4.5(a) and such agreement shall have a term of fifteen (15) months) (the “Escrow Agreement”). The Escrow Agent shall open the Escrow Account as set forth in the Escrow Agreement into which the Purchaser shall pay a portion of the Share Purchase Price Euro Portion in ~~an~~the amount of EUR 10,000,000 (in words: Euro ten million) (the “Escrow Amount”) on the Closing Date pursuant to Section 8.2(a)(x)(D). Fifteen (15) months after the Closing Date, any amount remaining on the Escrow Account shall be disbursed to the Purchaser.

(b)	Sole Recourse Against the Escrow Amount

Except for claims for Breaches of the Sellers’ Representation under Sections 10.3(a) (Ownership of the Sold Shares and US HoldCo Shares; No Rights of Third Parties) and 10.3(g) (Leakage), the covenant pursuant to Section 12.1(a)(xiii) (Conduct of Business between Signing and Closing (Leakage)), claims under Section 5.2(c) (Payment of the MEP Amount), Section 5.3 (Payment of the Bonus Amount), Section 15.5 (WHT Indemnification), willful misconduct (Vorsatz) or willful deceit (arglistige Täuschung), if the Purchaser and/or the US Purchaser has been granted an enforceable (für vollstreckbar erklärt gemäß 1060 ZPO) arbitration award of the arbitral tribunal pursuant to Section 18.11 (or an enforceable decision by a federal or state court) for any claims against any of the Sellers or DIC under this Agreement, the Purchaser and the US Purchaser shall only be entitled to take recourse against the Escrow Amount, but shall not be entitled to enforce (vollstrecken) any award or decision against any other assets or any other property (Vermögen) of any of the Sellers or DIC and any liability of the Sellers and DIC under or in connection with this Agreement in excess of the Escrow Amount shall be excluded.

(c)	Further Recourse against the Escrow Amount

The Purchaser may (in its discretion) seek satisfaction from the Escrow Amount for any claim against any of the Sellers or DIC regardless of whether the Escrow Amount is the sole recourse for such claim pursuant to Section ~~4.5(b)~~4.6(b).

5.	FURTHER PAYMENTS

5.1	Repayment of Amounts under the Senior Facilities Agreement

On the Closing Date, the Purchaser shall pay, on behalf of the respective Group Entities, to Barclays Bank PLC as facility agent under the Senior Facilities Agreement all then outstanding principal amounts under the then drawn facilities (cash drawings as well as drawings by way of guarantees or letters of credit) owed to third parties (other than Group Entities) and all then accrued and unpaid interest, fees, costs and expenses, as well as any break fees, termination fees, prepayment charges, other charges and costs if any, in each case relating to such outstanding principal amounts owed to third parties (other than Group Entities) in respect of the facilities under the Senior Facilities Agreement (the Euro portion of such amounts the “Senior Facilities Repayment Amount Euro Portion”, the US Dollar portion of such amounts the “Senior Facilities Repayment Amount US Dollar Portion”; the Senior Facilities Repayment Amount Euro Portion and the Senior Facilities Repayment Amount US Dollar Portion collectively, the “Senior Facilities Repayment Amount”), as required under the finance documents entered into in connection with the Senior Facilities Agreement) to fully release the Group Entities from all of their obligations under the Senior Facilities Agreement. The Sellers shall, to the extent permitted by applicable law and to the extent able as a shareholder of the Company, instruct the management of the Company to use reasonable best efforts to shorten the interest periods under the Senior Facilities Agreement in order to reduce or eliminate the break fees, termination fees, prepayment charges, other charges and costs that may become due and payable under the Senior Facilities Agreement upon the repayment of the Senior Facilities Repayment Amount at Closing.

5.2	Payment of the MEP Amount

(a)	The Sellers’ Agent shall notify the Purchaser of the exact MEP Amount no later than five (5) Business Days prior to the Closing Date. The Parties agree that the Sellers shall economically bear and pay the MEP Amount to the Company, it being agreed that this shall constitute a contract for the benefit of the Company (Vertrag zugunsten Dritter). On the Closing Date, the Purchaser shall pay on behalf of the Company a portion of the Share Purchase Price Euro Portion in the MEP Amount into the bank account of the Company listed in Exhibit 5.2(a) (the “MEP Account”) pursuant to Section 8.2(a).

(b)	The above payment by the Purchaser shall be deemed to have been made by the Sellers to the Company as a contribution into the capital reserves pursuant to Sec. 272 (2) No. 4 German Commercial Code (HGB) (Zuzahlungen in die Kapitalrücklage) of the Company (verkürzter Leistungsweg).

(c)	If and to the extent any person claims from any Group Entity any payment under the MEP following the distribution of the MEP Amount or which is, in addition with any other distributions to the MEP Participants in excess of the MEP Amount, the Sellers shall indemnify and hold the respective Group Entity harmless from any such claim (it being agreed that the Sellers shall economically bear and pay such indemnified amount to the respective Group Entity and that this shall constitute a contract for the benefit of the Company (Vertrag zugunsten Dritter)). Claims under this indemnity shall become time-barred six (6) months after the claim has been made against the respective Group Entity.

(d)	Repayment of the MEP Amount

(i)	Prior to the date hereof, the Company has obtained an executed confirmation letter by each MEP Participant (a sample of which is attached hereto in anonymized form as Exhibit 5.2(d), with all confirmation letters being substantially identical in form, but with different amounts). Under such confirmation letters, each MEP Participant agreed that in case the Total Net Proceeds (as defined in the confirmation letters) are diminished after the closing of the Exit (as defined in the confirmation letter) due to (i) additional fees of third party advisors retained in connection with the Exit, and/or (ii) any claims of the Purchaser for breach of representations and warranties, indemnifications or other claims under or in connection with this Agreement, the MEP Participant shall bear a share of such diminishment based on his/her fair share in the Total Net Proceeds, as represented by the Bonus (as defined in the confirmation letters) paid out to the MEP Participants, and make a payment to the Company equal to such amount.

(ii)	In case the Sellers’ Agent notifies the Purchaser of additional fees of third party advisors under Section 4 (i) of the respective confirmation letter, the Sellers’ Agent (on behalf of all Sellers) is entitled to claim such amounts directly from the Purchaser and/or set off such amounts against any claims of the Purchaser against the Sellers under or in connection with this Agreement, in each case as soon as the relevant MEP Participant makes a payment in a corresponding amount to the Company in accordance with Section 5.2(d)(i). The Purchaser shall procure that the Company claims and enforces the amounts due under the confirmation letters from the MEP Participants.

(iii)	If and to the extent the Company has a claim (irrespective of whether or not such claim can successfully be enforced) against an MEP Participant under Section 4 (ii) (claim by the third party purchaser) of the respective confirmation letter, the claim by the Purchaser and/or the US Purchaser under or in connection with this Agreement against the Sellers or DIC is hereby excluded.

5.3	Payment of the Bonus Amount

The Parties agree that the Sellers shall economically bear and pay the Bonus Amount to the Company, it being agreed that this shall constitute a contract for the benefit of the Company (Vertrag zugunsten Dritter). On the Closing Date, the Purchaser shall pay on behalf of the Company a portion of the Share Purchase Price Euro Portion in the Bonus Amount into the MEP Account pursuant to Section 8.2(a). Sections 5.2(b) and 5.2(c) shall apply mutatis mutandis.

6.	RULES FOR PAYMENTS

6.1	Modes of Payment

Any payments under this Agreement shall be made in Euros ~~(subject to~~ Section 4.1(b)except for the Purchase Price US Dollar Portion, which is payable in US Dollars) by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed duly and timely made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account on, and on a value date no later than, the relevant due date.

6.2	Accounts

(a)	DICPE Accounts.

(i)	~~(a) DICPE Account.~~ Except as set forth below, all payments owed in Euros by the Purchaser and the US Purchaser to the Sellers and DIC under or in connection with this Agreement (including the Share Purchase Price Euro Portion and the DICPE Loan Purchase Price Euro Portion and the DIC Loan Purchase Price) shall be paid into the account of DICPE as notified by the Sellers’ Agent in writing five (5) Business Days prior to the due date of such payment (the “DICPE Euro Account”). All payments made into the DICPE Euro Account, which are to be made to the Sellers, shall have releasing effect (befreiende Wirkung) for the Purchaser ~~and the US Purchaser, as the case may be~~, vis-à-vis all Sellers in the amounts paid. All payments made into the DICPE Euro Account, which are to be made to DIC, shall have releasing effect (befreiende Wirkung) for the Purchaser ~~and the US-Purehaser, as the case may be~~, vis-à-vis DIC in the amounts paid.

(ii)	The Share Purchase Price US Dollar Portion and the DICPE Loan Purchase Price US Dollar Portion shall be paid into the account of DICPE as notified by the Sellers’ Agent in writing five (5) Business Days prior to the due date of such payment (the “DICPE US Dollar Account”). All payments made into the DICPE US Dollar Account, which are to be made to DICPE shall have releasing effect (befreiende Wirkung) for the Purchaser vis-à-vis DICPE in the amounts paid.

(b)	Senior Facilities Repayment ~~Account~~Accounts. Following the satisfaction (or due waiver) of all Closing Conditions set forth in Section 7.1 below, but in any event no later than five (5) Business Days prior to the Closing Date, the Sellers’ Agent shall notify the Purchaser in writing of the Senior Facilities Repayment Amount ~~and the account~~Euro Portion, the Senior Facilities Repayment Amount US Dollar Portion and the accounts into which the Senior Facilities Repayment Amount Euro Portion (such account the “Senior Facilities Repayment Euro Account”) and the Senior Facilities Repayment Amount US Dollar Portion (such account the “Senior Facilities Repayment US Dollar Account”) shall be paid at the Closing Date ~~(the “Senior Facilities Repayment Account”)~~, together with (x) a confirmation of Barclays Bank PLC as facility agent under the Senior Facilities Agreement to the Sellers’ Agent of the Senior Facilities Repayment Amount and the Senior Facilities Repayment Account and (y) (A) discharge and release agreement(s) (collectively, the “Senior Facilities Release Agreements”) duly executed by Barclays Bank PLC as facility agent and security agent under the Senior Facilities Agreement (and any lenders required to be party thereto to effect such release), pursuant to which Barclays Bank PLC, as facility agent and security agent on behalf of the lenders under the Senior Facilities Agreement (and any lenders required to be party thereto), will approve the repayment or prepayment of the Senior Facilities Repayment Amount on the Closing Date and declare, subject only to the receipt of the Senior Facilities Repayment Amount on the Closing Date, the discharge of all obligations, all liabilities and all amounts outstanding (both actual and contingent) of the Mauser Group under or in respect of the finance documents entered into in connection with the Senior Facilities Agreement owed to third parties (other than Group Entities) and the release of all guarantees and security interests granted by the Mauser Group or in respect of their equity interests pursuant thereto and (B) after the use of the Company’s reasonable best efforts, which has to be instructed by the Sellers, in respect of security interests over the equity interest of any Group Entity, any original documentation or certificates provided in respect of such security interests to the extent required to effect the full release. The Purchaser shall have the right to review and comment upon each draft of each Senior Facilities Release Agreement prior to the execution thereof, and the Seller shall give due consideration to and discuss with the Purchaser and its Representatives any comments submitted by the Purchaser.

(c)	MEP Account. The MEP Amount and the Bonus Amount shall be paid into the MEP Account.

(d)	Escrow Account. The Escrow Amount shall be paid into the escrow account of the Escrow Agent as set forth in the Escrow Agreement (the “Escrow Account”).

6.3	No Set-Off; No Right of Retention

Except as provided otherwise herein, the Purchaser and the US Purchaser shall not be entitled (i) to set off (aufrechnen) any rights or claims they (or either of them) may have against any rights or claims any of the Sellers, the US Seller or DIC, as the case may be, may have under this Agreement, or (ii) to refuse to perform any obligation they (or any of them) may have under this Agreement on the grounds that they (or any of them) have a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off (including, for payment claims, the amount) or the right of retention (Zurückbehaltungsrecht) have been acknowledged (anerkannt) in writing by the Sellers, the US Seller, or DIC, as the case may be, or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or competent arbitral tribunal (Schiedsgericht).

6.4	Default Interest

Any failure by the Purchaser or the US Purchaser to make any payment when due shall result in the Purchaser’s or the US Purchaser’s immediate default (Verzug), without any reminder by the Sellers, the US Seller or DIC, as the case may be, being required. Any cash payments due under Section 4 shall bear interest from and including the respective due date to, but not including, the date of receipt. The applicable interest rate shall be 10 (ten) per cent per annum. Any interest due under this agreement, including default interest under this Section 6.4, shall be calculated on the basis of actual days elapsed and a calendar year with 365 days. In case any of the Sellers, the US Seller or DIC is in default of payment (Verzug) with regard to a Breach, the applicable interest rate shall be 6 (six) per cent per annum calculated on the basis of actual days elapsed and a calendar year with 365 days.

7.	CLOSING CONDITIONS

7.1	Closing Conditions

(a)	Closing Conditions. The obligations of the Sellers, the US Seller, DIC, the Purchaser and the US Purchaser to take the Closing Actions set forth in Section 8.2(a) below shall be subject to the following condition precedent (aufschiebende Bedingung) (the “Closing Conditions”) having been satisfied in accordance with this Agreement:

(i)	Each of the cartel authorities in the jurisdictions listed in Exhibit 7.1(a) (the “Cartel Authorities”) have either:

(A)	declined jurisdiction over the transactions contemplated in this Agreement, without another cartel authority then having jurisdiction over the transactions contemplated in this Agreement;

(B)	granted clearance either unconditionally or on conditions or obligations; or

(C)	not issued a decision within the required deadlines after submission of the merger notifications with the consequence that the transactions contemplated in this Agreement are being deemed approved according to applicable competition laws;

(such decisions the “Merger Clearances”).

(ii)

the Company is not illiquid (zahlungsunfähig) within the meaning of Sections 17 German Insolvency Code nor is the Company overindebted in the meaning of Section 19 German Insolvency Code, provided that this Closing

Condition shall be deemed to be fulfilled in case the Seller’s Agent presents a certificate not less than five (5) Business Days before the Closing Date executed by the Company confirming that it is not illiquid within the meaning of Sections 17 German Insolvency Code nor overindebted in the meaning of Section 19 German Insolvency Code.

(b)	Information. The Parties shall keep each other informed of the status of the satisfaction of the Closing Conditions and shall notify each other without undue delay in writing as a soon as the Closing Conditions have been satisfied.

(c)	Waiver of the Closing Conditions. For the avoidance of doubt, it is hereby agreed that (i) the Closing Condition under Section 7.1(a)(i) may not be waived, except as may be agreed under Section 7.2(b) as regards the Russian Cartel Authorities; and (ii) the Closing Condition set forth in Section 7.1(a)(ii) may be waived by the Purchaser only.

7.2	Responsibility for Satisfaction of the Closing Conditions

(a)	Closing Condition regarding Merger Clearances

(i)	The Purchaser and the US Purchaser shall within ten (10) Business Days after the date hereof duly submit drafts of the legally required antitrust filings for the transactions contemplated in this Agreement to the Sellers’ Agent for approval and within two (2) Business Days following the Sellers’ Agent’s approval, submit the legally required antitrust filings for the transactions contemplated in this Agreement on behalf of the Purchaser, the US Purchaser, the Sellers and the US Seller, as applicable, to the Cartel Authorities (the “Antitrust Filings”). For the avoidance of doubt, the submission of a case team allocation request together with a draft notification to the European Commission shall for the purpose of the aforementioned obligation be considered the fulfillment of the Antitrust Filing obligation whereas the Purchaser shall formally submit the final notification for the Antitrust Filing with the European Commission no later than 30 Business Days after the date hereof (unless the European Commission requires a longer pre-notification phase).

(ii)	The Purchaser and the US Purchaser shall (x) be responsible for the Antitrust Filings as well as for all requests, investigations or enquiries from the Cartel Authorities, provided, however, that the contents of any communication between the Purchaser, the US Purchaser and any Cartel Authority require the prior approval of the Sellers’ Agent not to be unreasonably withheld, (y) promptly and closely coordinate in all respects with the Sellers’ Agent in the preparation of the Antitrust Filings and in any discussions or negotiations with a Cartel Authority, and (z) without undue delay (unverzüglich) submit all necessary information required by a Cartel Authority and take all other actions required or beneficial in order to obtain all approvals or to cause any applicable waiting period to commence and expire.

(iii)	The Purchaser, the US Purchaser and the Sellers’ Agent shall (A) consult on a regular basis on the progress of the proceedings before the Cartel Authorities, (B) promptly provide each other with copies of any written communication received or sent in connection with any such proceedings, and (C) give each other and their respective advisors the opportunity to participate in all meetings, telephone calls and conferences with the Cartel Authorities.

(iv)	The Purchaser and the US Purchaser shall submit evidence to the Sellers’ Agent of the satisfaction of the Closing Condition set forth in Section 7.1(a) (Merger Clearances), or the impossibility to satisfy such Closing Condition promptly after becoming aware of such satisfaction or such impossibility to satisfy.

(v)	In order to enable the Parties to close the transactions as contemplated under this Agreement in a timely manner, the Purchaser and the US Purchaser shall undertake and shall ensure (dafür einstehen) that their respective Affiliates take any and all steps reasonably required to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any authority. Such undertaking and responsibility of the Purchaser and the US Purchaser shall include, without limitation, accepting any obligations or conditions (Auflagen und Bedingungen), and offering, making and satisfying any commitments (Zusagen) as promptly as reasonable practicable, whether in the form of hold-separate arrangements or otherwise, the sale, divestiture or disposition of such of its (or its Affiliates’) assets, properties or businesses or of the assets, properties or businesses of the Group Entities, and the entrance into such other arrangements, as are necessary or desirable to avoid that the consummation of the transactions contemplated under this Agreement is materially delayed or prohibited, irrespective of whether such obligations or conditions otherwise restrict the Purchaser’s, the US Purchaser’s or their respective Affiliates’ business. The Purchaser and the US Purchaser undertake not to, and shall cause (dafür einstehen) their respective Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it substantially more difficult, or to materially increase the time required, to obtain the Merger Clearances. If the consummation of the transactions contemplated under this Agreement is prohibited by any authority or court, upon request of the Sellers’ Agent, the Purchaser and the US Purchaser shall, at the Purchaser’s and the US Purchaser’s cost and indemnifying the Sellers and the US Seller for any external costs and expenses (including reasonable advisor fees) incurred by the Sellers and/or the US Seller in connection therewith, contest such decision (including by way of litigation) and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable, each in accordance with any reasonable instructions given by the Sellers’ Agent. Notwithstanding the foregoing, the Purchaser and the US Purchaser shall inform the Sellers’ Agent in writing promptly if it becomes reasonably likely that the Closing Condition set forth in Section 7.1(a) (Merger Clearances) above will not be satisfied or will not be satisfied in a timely manner or that conditions or obligations will or are likely to be imposed by an authority which may affect the Sellers’ and/or the US Seller’s interests.

(vi)	For the avoidance of doubt, the Purchaser and the US Purchaser may not request any adjustment of the Purchase Price or any part thereof or other amendment to this Agreement as a result of any divestiture or other action required pursuant to this Section 7.2 or of any decision by a competent authority prohibiting any transaction contemplated hereby.

(b)	Hold Separate

(i)	If the Cartel Authorities of Russia have not granted or are not expected to grant a Merger Clearance until August 15, 2014, the Parties shall nevertheless proceed to the Closing, except that Mauser Packaging LLC, having its principal place of business in 16/2 Burakova Street, 105118 Moscow, Russia, shall not transfer to the Purchaser or the US Purchaser at the Closing Date, but shall be transferred to a separate entity held and controlled by DICPE, DIC or a trustee designated by DIC prior to the Closing Date.

(ii)	Within five (5) Business Days after the Merger Clearance from the Cartel Authorities of Russia has been granted, Mauser Packaging LLC shall be transferred by the relevant person/entity holding all shares in Mauser Packaging, LLC, (at the Purchaser’s election) to the Purchaser, another Group Entity or any Affiliate of the Purchaser and the Sellers and the Purchaser shall take all action reasonably required to transfer the shares in Mauser Packaging LLC.

(iii)	The Purchaser and the US Purchaser shall not be entitled to reduce the Purchase Price or withhold any portion of the Purchase Price in case of a hold separate pursuant to Section 7.2(b)(i) and no additional purchase price shall be payable upon the transfer of Mauser Packaging LLC.

7.3	Withdrawal Right

(a)	Withdrawal Right of the Sellers, DIC and the US Seller. In the event that (i) the Closing Conditions are not fulfilled or waived in accordance with this Agreement on the date (the “Long Stop Date”) that is not later than five (5) Business Days before September 8, 2014 (provided that if banks are not open for business in Frankfurt am Main (Germany), New York (USA) and Dubai (United Arab Emirates) on such date, the Long Stop Date shall be the Business Day immediately preceding such fifth (5) Business Day on which banks are open for business in Frankfurt am Main (Germany), New York (USA) and Dubai (United Arab Emirates)), (ii) the Purchaser or the US Purchaser is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the Closing Condition pursuant to Section 7.1(a)(i) incapable of being satisfied on or prior to the Long Stop Date and such breach is either (A) not capable of being cured prior to the Long Stop Date, or (B) if curable, is not cured until ten (10) Business Days prior to the Long Stop Date, or (iii) if the Closing has not taken place within five (5) Business Days as of the fulfillment or waiver of the Closing Conditions as a result of the Purchaser and/or the US Purchaser not taking a Closing Action, the Sellers, DIC and the US Seller (acting jointly), may withdraw from this Agreement by written notice of the Sellers’ Agent to the Purchaser. In the event of a withdrawal, the Sellers, DIC and the US Seller shall not have any obligation or incur any liability towards the Purchaser and/or the US Purchaser. The Purchaser and the US Purchaser shall in such case be liable for any breaches of their obligations under Section 7.2 and/or Section 8.2(a) or otherwise shall be obliged to compensate the Sellers, DIC and the US Seller for any damages suffered due to the Closing Condition pursuant to Section 7.1(a)(i) not being fulfilled and/or the Closing not having taken place, such obligation being irrespective of fault (verschuldens- und verursachensunabhängige Einstandspflicht) and such compensation to be made by putting the Sellers, DIC and the US Seller, respectively, into the position they were in, if the Closing Condition pursuant to Section 7.1(a)(i) was obtained and/or the Closing had occurred (positives Interesse), any liability of any Party for damages which are already due on the date of withdrawal for damages for a breach of any other obligations under this Agreement shall survive and remain in existence, and the provisions in Sections 7.3(a), 15 and 18 of this Agreement shall survive and remain in full force and effect.

The rights of the Sellers, DIC and the US Seller to seek specific performance (Vertragserfüllung) shall not be affected by the rights of the Sellers, DIC and the US Seller under this Section 7.3(a).

(b)	Withdrawal Right of the Purchaser. In the event that (i) the Closing Conditions are not fulfilled or waived in accordance with this Agreement until the Long Stop Date, or (ii) if the Closing has not taken place within five (5) Business Days as of the fulfillment (or waiver) of the Closing Conditions as a result of the Sellers or the US Seller not taking a Closing Action, the Purchaser (also on behalf of the US Purchaser), may withdraw from this Agreement by written notice to the Sellers’ Agent. In the event of a withdrawal, the Purchaser and the US Purchaser shall not have any obligation or incur any liability towards the Sellers. The Sellers shall in such case be liable for any breaches of their obligations under Section 7.2 and/or Section 8.2(a) or otherwise shall be obliged to compensate the Purchaser and the US Purchaser for any damages suffered due to the Closing Condition pursuant to Section 7.1(a)(i) not being fulfilled and/or the Closing not having taken place, such obligation being irrespective of fault (verschuldens- und verursachensunabhängige Einstandspflicht) and such compensation to be made by putting the Purchaser and the US Purchaser, respectively, into the position they were in, if the Closing Condition pursuant to Section 7.1(a)(i) was obtained and/or the Closing had occurred (positives Interesse), any liability of any Party for damages which are already due on the date of withdrawal for damages for a breach of any other obligations under this Agreement shall survive and remain in existence, and the provisions in Sections 7.3(b) and 18 of this Agreement shall survive and remain in full force and effect.

7.4	Cooperation

Subject to the terms and conditions herein, each of the Parties agrees to cooperate with one another and to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable law in connection with this Agreement and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

8.	CLOSING DATE; CLOSING; CLOSING ACTIONS

8.1	Time and Place of Closing

The consummation of the transactions set forth in this Agreement (the “Closing”) shall occur at 9:00 a.m. on the fifth (5th) Business Day after the day on which the Closing Conditions have been satisfied or waived at the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, Germany, but not before two months after the date hereof or at any other time, date or place mutually agreed upon in writing by the Sellers and the Purchaser after the date hereof (the “Targeted Closing Date”), provided that the Closing must occur on a day on which the banks are open for business in Frankfurt am Main (Germany), New York (USA) and Dubai (United Arab Emirates) and when the fifth (5th) Business Day after the day on which the Closing Conditions have been satisfied or waived is not a day on which banks are open for business in New York (USA) and Dubai (United Arab Emirates), the Targeted Closing Date shall be the next day on which the banks are open for business in Frankfurt am Main (Germany), New York (USA) and Dubai (United Arab Emirates). The date on which the Closing actually occurs shall hereinafter be referred to as the “Closing Date”.

8.2	Closing

(a)	Closing Actions. On the Closing Date, the Sellers, the US Seller, DIC, the Purchaser and the US Purchaser or the Designated Purchaser (as the case may be) shall take, or cause to be taken, in the order set forth below, which shall be deemed to have been taken simultaneously (Zug um Zug), the following actions (collectively the “Closing Actions” and each a “Closing Action”), provided that the transaction under the US Transfer Deed shall occur immediately prior to the transfer pursuant to the Transfer Deed in accordance with Section 8.2(a)(vi):

(i)	The Sellers shall deliver to the Purchaser a copy of the Release Agreements signed by all parties thereto.

(ii)	The Sellers shall deliver to the Purchaser the Senior Facilities Release Agreement.

(iii)	DICPE and the Purchaser shall enter into the DICPE Assignment and Assumption Agreement.

(iv)	DIC and the Purchaser shall enter into the DIC Assignment and Assumption Agreement.

(v)	The US Seller and the US Purchaser or the Designated Purchaser, as the case may be, shall enter into the US Transfer Deed.

(vi)	The Sellers and the Purchaser shall enter into the notarized Transfer Deed.

(vii)	The Sellers shall deliver to the Purchaser copies of (x) duly executed resignation letters, effective on or prior to the Closing Date, of all members of the advisory board (Beirat) of the Company (collectively the “Company’s Board Members”) and the supervisory board (Aufsichtsrat) of Mauser AG (the “Mauser AG’s Board Members”), or (y) shareholders’ resolutions removing the Company’s Board Members and the Mauser AG’s Board Members with respect to whom no resignation letters are delivered in accordance with lit. (x), and (z) shareholders’ resolutions of the Company granting each of the Company’s Board Members and the Mauser AG’s Board Members discharge (Entlastung) for the time of their office (if and to the extent such discharge (Entlastung) has not been granted previously). For the avoidance of doubt, such shareholders’ resolutions granting discharge (Entlastung) may be included in the resolutions pursuant to lit. (y).

(viii)	DIC shall deliver to the Purchaser a copy of the termination agreement between DIC, the Company and Mauser Industrieverpackungen GmbH regarding the termination with effect as of the Closing Date of the corporate advisory services agreement entered into with effect as of June 15, 2011 and confirmed in writing on June 28, 2012 between DIC, the Company and Mauser Industrieverpackungen GmbH.

(ix)	DICPE shall deliver to the Purchaser a copy of the termination agreement between DICPE, DIC and the Company regarding the termination with effect as of the Closing Date of the funding commitment agreement entered into on March 19, 2013 between DICPE, DIC and the Company.

(x)	The Purchaser shall pay from the Share Purchase Price:

(A)	from the Share Purchase Price Euro Portion an amount equal to the MEP Amount as notified pursuant to Section 5.2(a) and the Bonus Amount into the MEP Account in accordance with the provisions of Section 6.2(c) (such obligation to be deemed fulfilled once the respective amount has been credited to (gutgeschrieben) such account);

(B)	from the Share Purchase Price Euro Portion subject to Section 15.5(a) and Section 15.5(b) an amount equal to either (i) the sum of the Reduced Witholding Tax Exposure Amount I and the Reduced Witholding Tax Exposure Amount II or (ii) the sum of the Non-Refundable Portion I and the Non-Refundable Portion II to the account of the Company listed in Exhibit 5.2(a) (such obligation to be deemed fulfilled once the respective amount has been credited to (gutgeschrieben) such account);

(C)	from the Share Purchase Price Euro Portion subject to Section 15.5(b) an amount equal to the sum of the Refundable Portion I and the Refundable Portion II to the account of the Company listed in Exhibit 5.2(a) (such obligation to be deemed fulfilled once the respective amount has been credited to (gutgeschrieben) such account);

(D)	from the Share Purchase Price Euro Portion an amount equal to the Escrow Amount (minus the sum of the Refundable Portion I and the Refundable Portion II in case of Section 15.5(b)) into the Escrow Account in accordance with the provisions of Section 6.2(d) and the Escrow Agreement (such obligation to be deemed fulfilled once the Escrow Amount has been credited to (gutgeschrieben) such account);

(E)	any remaining amount of the Share Purchase Price following the payments pursuant to Sections 8.2(a)(x)(A) ~~and~~through 8.2(a)(x)(D)

(I)	in the amount of the Share Purchase Price Euro Portion to the DICPE Euro Account in accordance with the provisions of Section ~~6.2(a)~~ 6.2(a)(i) (such obligation to be deemed fulfilled once the remaining amount has been credited to (gutgeschrieben) such account)~~.~~:

(II)	in the amount of the Share Purchase Price US Dollar Portion to the DICPE US Dollar Account in accordance with the provisions of Section 6.2(a)(ii) (such obligation to be deemed fulfilled once the remaining amount has been credited to (gutgeschrieben) such account).

(xi)	The Purchaser shall pay an amount equal to the DICPE Loan Purchase Price Euro Portion into the DICPE Euro Account in accordance with the provisions of Section ~~6.2(a)~~ 6.2(a)(i) (such obligation to be deemed fulfilled once the DICPE Loan Purchase Price Euro Portion has been credited to (gutgeschrieben) such account).

(xii)	The Purchaser shall pay an amount equal to the DIC Loan Purchase Price into the DICPE Euro Account in accordance with the provisions of Section ~~6.2(a)~~ 6.2(a)(i) (such obligation to be deemed fulfilled once the DIC Loan Purchase Price has been credited to (gutgeschrieben) such account).

(xiii)	The Purchaser shall pay an amount equal to the DICPE Loan Purchase Price US Dollar Portion into the DICPE US Dollar Account in accordance with the provisions of Section 6.2(a)(ii) (such obligation to be deemed fulfilled once the DICPE Loan Purchase Price US Dollar Portion has been credited to (gutgeschrieben) such account).

(xiv)	~~(xiii)~~ The Purchaser shall pay the Senior Facilities Repayment Amount Euro Portion into the Senior Facilities Repayment Euro Account and the Senior Facilities Repayment Amount US Dollar Portion into the Senior Facilities Repayment US Dollar Account in accordance with the provisions of Section 6.2(b) (such obligation to be deemed fulfilled once Barclays Bank PLC as facility agent under the Senior Facilities Agreement has confirmed to Mauser-Werke GmbH acting as obligor’s agent in connection with the Senior Facilities Agreement that it has received the Senior Facilities Repayment Amount and that the Group Entities are fully released from all of their obligations under the finance documents entered into in connection with the Senior Facilities Agreement).

(xv)	~~(xiv)~~ The Purchaser shall (i) pass a shareholder’s resolution of the Company resolving on the contribution of the Shareholder Loans into the capital reserves pursuant to Sec. 272 (2) No. 4 German Commercial Code (HGB) (Zuzahlungen in die Kapitalrücklage) of the Company, (ii) execute a corresponding contribution agreement, and (iii) contribute the Shareholder Loans into the capital reserve of the Company. Such contribution is also made for the utmost precaution in order to satisfy any potential claims by the Company against DICPE pursuant to Section 31 German Limited Liability Company Act (GmbHG).

(b)	Depletion of the Share Purchase Price Euro Portion. If the Share Purchase Price Euro Portion is fully depleted prior to all payments pursuant to Sections 8.2(a)(x)(A) through 8.2(a)(x)(D), the remainder of the payments pursuant to Sections 8.2(a)(x)(A) through 8.2(a)(x)(D) shall be paid from the Share Purchase Price US Dollar Portion in US Dollars by applying the Euro/US Dollar Exchange Rate.

(c)	~~(b)~~ Waiver of Closing Actions.

(i)	The Sellers may unilaterally waive each of the Closing Actions in Sections 8.2(a)(x)(A). 8.2(a)(x)(D). 8.2(a)(x)(E) and ~~8.2(a)(xiv)~~ 8.2(a)(xv) by delivery of written notice by the Sellers’ Agent to the Purchaser to such effect.

(ii)	DICPE may unilaterally waive the Closing Actions in ~~Section~~Sections 8.2(a)(xi) and Section 8.2(a)(xiii) by delivery of a written notice to the Purchaser to such effect.

(iii)	DIC may unilaterally waive the Closing Action in Section 8.2(a)(xii) by delivery of a written notice to the Purchaser to such effect.

(iv)	The Purchaser may waive unilaterally each of the Closing Actions in Sections 8.2(a)(i), 8.2(a)(ii). 8.2(a)(vii), 8.2(a)(viii) and 8.2(a)(ix).

All other Closing Actions may be waived jointly by the Sellers, DIC and the Purchaser. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

(d)	~~(e)~~ Sale and Transfer of the US HoldCo Shares. The Parties agree that the consummation of the sale of the US HoldCo Shares and the settlement of the purchase price for the US HoldCo Shares is the sole responsibility of the US Seller and the US Purchaser.

(e)	~~(d)~~ Closing Confirmation. After all Closing Actions have been taken or occurred or have been waived, the Sellers, DIC, the Purchaser and the US Purchaser shall confirm in a written document, to be jointly executed (in duplicate) (the “Closing Confirmation”) that all Closing Actions have been taken or waived and that the Closing Conditions have been satisfied or waived. The legal effect of the Closing Confirmation shall be to serve as evidence that all Closing Actions and the Closing Conditions have been satisfied and/or waived. However, the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable law.

9.	DEBT FINANCING COOPERATION

9.1	Prior to the Closing and to the extent permissible by applicable law and to the extent able as a shareholder of the Company, each Seller shall apply its reasonable best efforts, through instructing the management of the Company accordingly, to cause the Group Entities to use their best efforts to provide to the Purchaser and the US Purchaser such cooperation as reasonably requested by the Purchaser and the US Purchaser in connection with obtaining the debt financing in connection with the transactions contemplated hereby (the “Debt Financing”) from the persons that have committed to provide or have otherwise entered into agreements in connection therewith (the “Debt Financing Providers”), in particular:

(a)	participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(b)	providing authorization letters to Debt Financing Providers authorizing the distribution of information to prospective lenders or investors (including customary 10b-5 and material non-public information representations);

(c)	executing and delivering any securities purchase agreement, credit agreement, indentures, notes, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer of the Company or another officer of the Company or its Subsidiaries reasonably satisfactory to the Debt Financing Providers with respect to the solvency of the Company and the Subsidiaries or, of any direct or indirect holding company of the Purchaser and the US Purchaser and its subsidiaries (including the Company and the Subsidiaries), and other certificates or documents and back-up therefor and legal opinions as may be reasonably requested by the Purchaser and otherwise reasonably facilitating the pledging of collateral; provided that none of the Group Entities or any of their respective officers or employees shall be required to execute any document in connection with this Section 9.1(c), which document would be effective at any time before the time that will be immediately prior to the Closing;

(d)	(A) furnishing the Purchaser as soon as reasonably practicable with all financial and other reasonably necessary information regarding the Company and its Subsidiaries as may reasonably be requested by the Purchaser or the Debt Financing Providers in connection with the preparation of the confidential information memorandum contemplated by the Debt Financing and the initial funding of the Debt Financing including (i) the following management accounts: unaudited consolidated balance sheets and related consolidated income statements and consolidated cash flow statements of the Company for the interim fiscal quarter ended March 31, 2014 and each subsequent interim fiscal quarter ended at least 60 days prior to the Closing Date, and in each case for the comparable period of the prior fiscal year and (ii) assisting in the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated income statements and consolidated cash flow statements of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days before the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least 120 days before the Closing Date), prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement and consolidated cash flow statement) (it being understood that the Purchaser shall be responsible for any post-Closing or pro forma cost savings, capitalization, ownership or other pro forma adjustments desired by the Purchaser to be incorporated therein) and (B) furnishing consents of accountants for use of their unqualified audit reports in any materials relating to the Debt Financing, in each case, required in connection with the Debt Financing and (all such information in sub-clauses (A) and (B) of this Section 9.1(d), together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable for such purposes (together, the “Required Information”);

(e)	using reasonable best efforts to cooperate with the Purchaser’s efforts to obtain customary and reasonable corporate and facilities ratings as reasonably requested by the Purchaser;

(f)	obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Senior Facilities Repayment Amount;

(g)	furnishing the Purchaser and the Debt Financing Providers as soon as reasonably practicable with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(h)	assisting the Purchaser in the preparation of customary rating agency presentations, lender presentations and road show presentations or memoranda, customary bank offering memoranda, syndication memoranda, and other marketing materials or memoranda, including business and financial projections reasonably requested by the Purchaser, in each case, required in connection with the Debt Financing;

provided that (x) nothing in this Section 9.1 shall require such cooperation to the extent it would require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of the Purchaser and the US Purchaser, (y) nothing herein shall require such cooperation from the Company or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries and (z) except to the extent the Purchaser has provided the indemnities set forth in Section 9.3, none of the Group Entities or any of their respective Representatives shall have any liability under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing except any liabilities of the Group Entities upon the Closing.

9.2	The Purchaser and the US Purchaser shall promptly, upon request by the Sellers’ Agent, reimburse the Group Entities for all of its and its Subsidiaries’ documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and other advisors’ fees) incurred by the Group Entities in connection with the cooperation of the Group Entities contemplated by this Section 9.

9.3	The Group Entities and their respective officers, advisors and Representatives shall be indemnified and held harmless by the Purchaser and the US Purchaser for and against any and all liabilities, losses, damages, claims, costs (including advisors’ fees), expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Group Entities) to the fullest extent permitted by applicable law, other than to the extent any of the foregoing arises from the willful misconduct (Vorsatz) of any Group Entity or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives.

9.4	Each Sellers shall, to the extent permissible by applicable law and to the extent able as a shareholder of the Company, apply its reasonable best efforts, through instructing the management of the Company accordingly, to cause the Group Entities to procure that the Company and the Subsidiaries supplement the provided information on a reasonably current basis to the extent that any such provided information, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading. The obligations under this Section 9.4 shall lapse upon the completion of the Closing.

10.	SELLERS’ REPRESENTATIONS

10.1	Definitions

(a)	For purposes of this Agreement, “Sellers’ Knowledge” means the actual knowledge (positive Kenntnis), in each case as of the date hereof, of David Smoot and Rami Kilajian, in each case after due inquiry with Peter Schäfer and Björn Kreiter. Representations which are subject to Sellers’ Knowledge shall be true and correct only as of the date hereof.

(b)	For purposes of this Agreement, “DIC’s Knowledge” means the actual knowledge (positive Kenntnis), in each case as of the date hereof, of David Smoot and Rami Kilajian, in each case after due inquiry with Peter Schäfer and Björn Kreiter. Representations which are subject to DIC’s Knowledge shall be true and correct only as of the date hereof.

10.2	General

The Parties have discussed and negotiated if and to what extent the Sellers and DIC shall be liable for potential defects relating to the Sold Shares, the Sold Shareholder Loans and/or the Business and have decided to depart from the statutory warranty provisions (gesetzliche

Gewährleistungsregeln). Instead, they have agreed to replace the statutory provisions and provide for an independent catalogue of specific rights of the Purchaser individually agreed as set forth in this Section 10. Subject to the limitations, qualifications and disclosures (including without limitation, the disclosures in this Agreement and its Exhibits) set forth in this Agreement, the respective Seller(s) or DIC making such statement hereby represent(s) to the Purchaser in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the statements in Section 10.3 and Section 10.4 (if made by the respective Seller(s) or DIC) (collectively the “Sellers’ Representations” and each a “Sellers’ Representation”) are true and correct as of the date hereof, unless it is specifically provided that a Sellers’ Representation is made as of a different or additional date or dates, in which case such Sellers’ Representation shall be true and correct as of such different or additional date or dates. The scope and content of each Sellers’ Representation as well as each Seller’s and DIC’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement (including without limitation, the limitations on the Purchaser’s rights and remedies set forth in Section 14 below), which shall be an integral part of the Sellers’ Representations. The Sellers, DIC, the Purchaser and the US Purchaser agree and explicitly confirm that no Sellers’ Representation shall be construed as a guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code (BGB). The Parties further agree and explicitly confirm that the US Seller does not give any Sellers’ Representation whatsoever under this Agreement, including under Sections 10.3 and 10.4.

10.3	Sellers’ Individual Representations Relating to the Sold Shares, the Sold Shareholder Loans, the Sellers and DIC

Each Seller and DIC, respectively, makes the following Sellers’ Representations only separately, i.e. only with respect to its own sphere, only with respect to any Leakages received by such Seller and only with respect to those of the Sold Shares and the Sold Shareholder Loans which are being sold by such Seller and DIC, respectively, under this Agreement, provided that the US Seller does not make any Sellers’ Representations under this Section 10.3. No Seller or DIC shall incur any liability whatsoever with respect to the Sellers’ Representations which are made by another Seller or DIC, respectively, under this Section 10.3.

(a)	Ownership of the Sold Shares; No Rights of Third Parties. As of the date hereof and as of the Closing Date, the Sold Shares which are being sold by the respective Seller hereunder are duly authorized, validly issued and fully paid up and have not been repaid except as set forth in Exhibit 10.3(a)/1. Except as disclosed in Exhibit 10.3(a)/2, as of the Closing Date the respective Seller owns the respective Sold Shares, free and clear of any encumbrances (dingliche Belastungen), security interests, and pending assignments and there are no preemptive rights, rights of first refusal, options, trust relationships or other rights of any third party. There are no silent participations over the Sold Shares.

(b)	Ownership of the Sold Shareholder Loans; No Rights of Third Parties

(i)	Except as set forth in Exhibit 10.3(b)(i), as of the Closing Date, DICPE holds claims for the payment of the principal amounts including accrued interest thereon under the Sold DICPE Shareholder Loans vis-à-vis the Company, free and clear of any encumbrances and any other rights of any third party to purchase or acquire the Sold DICPE Shareholder Loans or any rights resulting therefrom; and

(ii)	Except as set forth in Exhibit 10.3(b)(ii), as of the Closing Date, DIC holds claims for the payment of the principal amounts including accrued interest thereon under the DIC Shareholder Loan vis-à-vis the Company, free and clear of any encumbrances and any other rights of any third party to purchase or acquire the DIC Shareholder Loans or any rights resulting therefrom.

(c)	Corporate Status. As of the date hereof and as of the Closing Date, each Seller which is not a natural person and the US Seller and DIC is duly incorporated and validly existing under the laws of the state in which it resides.

(d)	Due Authorization. As of the date hereof and as of the Closing Date, for each Seller which is not a natural person and the US Seller and DIC, respectively, (i) all required approvals of its corporate bodies for the execution of this Agreement and the consummation of the transactions contemplated hereunder are given, and (ii) such execution and consummation do not violate any provisions of the articles of association which are in force as of the date hereof of such Seller, the US Seller and DIC, respectively.

(e)	No Insolvency. As of the date hereof and as of the Closing Date, no insolvency proceedings (Insolvenzverfahren) have been opened in relation to the assets of the respective Seller, the US Seller and DIC, respectively. There are, to the Sellers’ Knowledge, no insolvency proceedings or insolvency investigations pending or threatened in writing against the respective Seller. There are, to DIC’s Knowledge, no insolvency proceedings or insolvency investigations pending or threatened in writing against DIC.

(f)	Binding Agreement. This Agreement and all other agreements executed or to be executed in connection herewith have been duly executed on behalf of the respective Seller, the US Seller and DIC, respectively, and, subject to due execution by the other parties thereto, constitute binding obligations of the respective Seller, the US Seller and DIC, respectively, enforceable against such Seller, the US Seller and DIC, respectively, in accordance with their respective terms and conditions and as of the date hereof and the Closing Date, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(g)	Leakage. From the Effective Date up to and including the date hereof, no Leakage, other than a Permitted Pre-Signing Leakage has occurred with respect to any Group Entity. For purposes of this Agreement “Leakage” means:

(i)	any dividend (including deemed dividends) or withdrawal (Entnahmen) whether in cash or in kind declared, paid or made by any of the Group Entities (other than to another Group Entity) to the Sellers, any of their Affiliates (other than to another Group Entity) or Relatives;

(ii)	any return of capital, repurchase, redemption or other acquisition by any of the Group Entities of its share capital or interests from any of the Sellers, any of their Affiliates (other than to another Group Entity) or Relatives;

(iii)	any assumption, discharge or fulfillment by any Group Entity of liabilities of any of the Sellers, any of their Affiliates (other than to another Group Entity) or Relatives or any member of the DIC Group;

(iv)	any waiver by any of the Group Entities of a claim against any of the Sellers, any of their Affiliates or Relative or any member of the DIC Group;

(v)	any payment of any bonus payable by any of the Group Entities to any employee or director / manager of the Group Entities and triggered as a result of the execution of this Agreement and/or its consummation as well as any obligation or liability to pay Transaction Fees in connection with the transactions contemplated herein and/or this Agreement (other than the MEP Amount and the Bonus Amount);

(vi)	any payment or assumption of brokerage, finders’ or other fees or commission to any investment bank, broker, finder, agent or outside professional advisor, including, for the avoidance of doubt, any portfolio review costs (the “Transaction Fees”), as well as any obligation or liability to pay Transaction Fees, in each case in connection with the transactions contemplated herein and/or this Agreement other than under Section 9 or resulting from any other request of the Purchaser or the US Purchaser;

(vii)	any payment (principal or interest) of the Shareholder Loans;

(viii)	any other payment or repayment of any amount by any of the Group Entities to the DIC Group;

(ix)	any transfer of any asset (including claims) to the DIC Group;

(x)	any creation of a payment obligation of any of the Group Entities on the one side towards the DIC Group on the other side;

(xi)	any Taxes becoming payable as a consequence of any of the matters referred to in Section 10.3(g); and

(xii)	any agreement to do any of the above.

Any reference in this Section 10.3(g) to an Affiliate of a Seller or DIC does not include any of the Group Entities. For purposes of this Agreement “Permitted Pre-Signing Leakage” shall mean (a) any transactions contemplated by this Agreement, (b) any transactions in relation to which the relevant Group Entity has received or paid an arm’s length consideration or the relevant Group Entity has otherwise been adequately compensated or reimbursed (excluding, however, any payment of the principal amount or any interest on the Shareholder Loans), (c) the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred, paid or agreed to be paid or payable to any of the Sellers or to any employee or consultant of any Group Entity in accordance with their current employment agreements and/or consulting agreements with any Group Entity except if triggered by or becoming payable in connection with the transactions contemplated under this Agreement (in each case to the extent disclosed in the Due Diligence Materials or the extent such payments are consistent with past practice and including any additional amounts paid or agreed to be paid with the prior written consent of the Purchaser, together with any related Tax), (d) any of the actions, transactions and commitments disclosed in Exhibit 10.3(g).

10.4	Sellers Representations relating to the Business

The Sellers, but not the US Seller and not DIC, further make the following Sellers’ Representations severally (teilschuldnerisch) and not jointly (nicht gesamtschuldnerisch) pursuant to the pro-rata participation of the respective Seller in the Company. For the avoidance of doubt, DIC does not make any Sellers’ Representation under this Section 10.4.

(a)	Status of the Group Entities

(i)	No Insolvency. As of the date hereof and the Closing Date, no insolvency proceedings (Insolvenzverfahren) have been opened in relation to the assets of any Group Entity and, to the Sellers’ Knowledge, no insolvency proceedings or insolvency investigations are pending or have been threatened in writing against any Group Entity.

(ii)	No Other Shareholdings. As of the date hereof and as of the Closing Date, the Group Entities do not, directly or indirectly, hold any shares or equity interest or equity participations (including silent participations) in any legal entity other than the Subsidiaries.

(iii)	The statements made in Section 2.1 through 2.3 are true and correct as of the date hereof and the Closing Date.

(b)	Interests in Group Entities

As of the date hereof and as of the Closing Date, the Subsidiary Interests in the Group Entities are owned as set forth in Exhibit 10.4(b)/1. As of the date hereof and as of the Closing Date, the Subsidiary Interests in the Group Entities are free and clear of any encumbrances (dingliche Belastungen) and pending assignments and there are no agreements providing for preemptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire or arrangements to grant such rights in any of the Subsidiary Interests in the Group Entities, in each case except for rights provided under statutory law or under the respective articles of association, or as set forth in Exhibit 10.4(b)/2. There are no silent participations over any Subsidiary Interest and none of the Subsidiary Interest is subject to any trust arrangement (Treuhandvereinbarung).

(c)	Litigation; Disputes

Except as disclosed in Exhibit 10.4(c), no lawsuit is pending (rechtshängig) against any Group Entity (other than BKV and RIGK) before any state court or arbitrator involving a claim (Streitwert) in excess of EUR 200,000 (in words: Euro two hundred thousand) (excluding costs and fees as well as interest).

(d)	Financial Statements

The Company’s audited, consolidated financial statements consisting of a consolidated statement of comprehensive income for the period from January 1, 2013 to December 31, 2013, a consolidated balance sheet as of December 31, 2013, a consolidated statement of changes in equity, a consolidated statement of cash flows for the period from January 1, 2013 to December 31, 2013 and notes (but excluding Attachments A and B to the notes as well as the business report (Lagebericht), in respect of which no representations are made), which are attached for purposes of identification as Exhibit 10.4(d) (the “Financial Statements”) have been prepared in all material respects in accordance with IFRS and the additional requirements of Section 315a para. 1 German Commercial Code (HGB) and fairly present, subject to and in accordance with IFRS and the additional requirements of Section 315a para. 1 German Commercial Code (HGB), in all material respects, the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operations

(Ertragslage) of the Mauser Group as of December 31, 2013 (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens- Finanz- und Ertragslage). The Due Diligence Materials include an English translation of the Financial Statements in respect of which no representations are made.

(e)	Conduct of Business since the Effective Date

Except as disclosed in Exhibit 10.4(e) and except for any transactions contemplated by or any facts or events disclosed in this Agreement (including in relation to any agreements referenced in this Agreement), in the period from and excluding the Effective Date until and including the date hereof, to the Sellers’ Knowledge, the Business with respect to the Group Entities (other than BKV and RIGK) has been conducted in the ordinary course and in accordance with past practice except where failure to do so would not result in expenditures or liabilities for the Group Entities in excess of EUR 400,000 (in words: Euro four hundred thousand).

(f)	Intellectual Property Rights

The intellectual property rights listed in Exhibit 10.4(f) (the “Owned IP Rights”) are registered on behalf of and owned by the Material Group Entities (as well as DRUMNET GmbH and Mauser International Packaging Institute GmbH) as set forth in such Exhibit and, except as set forth in such Exhibit and to the extent the Owned IP Rights are material to the Business, are free and clear of any third party rights (other than the rights of the Group Entities).

(g)	Employment and Labor Matters

(i)	Key Employees. Exhibit 10.4(g)(i) sets forth a list (i) of all managing directors of the Material Group Entities, and (ii) of all employees of the Material Group Entities whose annual gross base salary (excluding, for the avoidance of doubt, performance-related payments, bonuses and any benefits) in the fiscal year ending on December 31, 2013 exceeded EUR 150,000 (in words: Euro one hundred and fifty thousand) (the “Key Employees”). Except as disclosed in Exhibit 10.4(g)(i), to Sellers’ Knowledge, no notice of termination of the employment of any Key Employee has been given or received nor does any Group Entity intend to terminate such employment.

(ii)	Collective Bargaining Agreements. To the Sellers’ Knowledge, Exhibit 10.4(g)(ii) includes a list of all material collective bargaining agreements (Tarifverträge), social plans (Sozialpläne), and reconciliation of interest agreements (Interessenausgleiche), to which the Group Entities (other than BKV and RIGK) are a party, which currently apply to the Group Entities and which contain (i) benefit or incentive plans providing for material rights which will be triggered in the event of a change of control of a Group Entity, (ii) material limitations on the termination of employment agreements for business reasons (betriebsbedingte Kündigungen), and (iii) obligations of a Group Entity to employ a certain number of employees.

(h)	Joint Venture Agreements

Exhibit 10.4(h) contains a list of all written joint venture agreements to which any Group Entity (other than BKV and RIGK) is a party or concerning any Group Entity, including any written side, ancillary or amendment agreements (other than agreements between the Sellers and members of the DIC Group, articles of association, by-laws, similar corporate documents and intellectual property rights license agreements) in relation to any Group Entity (other than BKV and RIGK) which provide for principal obligations that have not been fulfilled (the “Joint Venture Agreements”). To the Sellers’ Knowledge, the Joint Venture Agreements are in full force and effect and the relevant Group Entity (other than BKV and RIGK) has not received a written notice of termination under a Joint Venture Agreement.

(i)	Permits and Compliance with Law

(i)	To the Sellers’ Knowledge and except as set forth in Exhibit 10.4(i)(i), the Group Entities (other than BKV and RIGK) hold all public permits, licenses, consents, concessions and approvals required under applicable public laws for the operation of the Business and material to the Business (collectively, the “Permits”) and comply with the Permits, unless the failure to hold the Permits or the non-compliance with the Permits would not have a material impact on the Business and/or would not result in expenditures or liabilities of more than EUR 400,000 (in words: Euro four hundred thousand) in the individual case.

(ii)	To the Sellers’ Knowledge and except as set forth in Exhibit 10.4(i)(ii), during the three (3) years immediately preceding the date hereof, no employee of a Group Entity (other than BKV and RIGK) has, in violation of the applicable law:

(A)	offered, promised or granted, directly or indirectly, any benefit (e.g., bribes, payments in kind or kick-backs) to any person (e.g., a natural or legal person or his/her/its representative(s)), under circumstances where the Group Entity (other than BKV and RIGK) concerned knew that such benefit would be offered, promised or granted, directly or indirectly, in return for obtaining unfair favorable treatment vis-à-vis competitors in the supply of goods or commercial services, or, to the Sellers’ Knowledge, demanded, allowed himself or herself to be promised or accepted such benefit for himself or herself or a third party under circumstances where the Group Entity (other than BKV and RIGK) concerned knew that such benefit would be offered, promised or granted, directly or indirectly, for the purpose of obtaining unfair favorable treatment vis-à-vis competitors in the supply of goods or commercial services;

(B)	offered, promised or granted, directly or indirectly, any benefit to a public official, officer or representative of any governmental entity or a person with special public service obligations, to or for that person or a third person, under circumstances where the Group Entity (other than BKV and RIGK) concerned knew that such benefit would be offered, promised or granted, directly or indirectly, in return for the fact that he/she performed or will in future perform an official act; or

(C)	made any unlawful political donations.

(iii)

To the Sellers’ Knowledge, and except where failure to do so would not result in expenditures and liabilities in excess of EUR 400,000 (in words: EUR four hundred thousand) in the individual case, the Business and the Group Entities (other than BKV and RIGK) (to the extent applicable to the Group Entities) are in compliance with all relevant sanctions and regulations promulgated by (i) the Office of Foreign Asset Control of the U.S. Department of the Treasury, (ii) the United Nations and (iii) the European Union (applicable to the relevant Group Entity subject to the Blocking Statute as appropriate). In addition to the foregoing, the Business does not include any business relations with any person or entity included in the list of specially designated nationals and blocked persons of the Office of Foreign Asset Control of the U.S. Department of the Treasury.

(iv)	To the Sellers’ Knowledge, the Business and the Group Entities (other than BKV and RIGK) are in compliance with all applicable antitrust and competition law provisions, except where failure to do so would not result in expenditures and liabilities in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in aggregate.

(j)	Taxes

Except as set forth in Exhibit 10.4(i), each of the Group Entities (other than BKV and RIGK)

(i)	has filed all tax returns for Taxes required to be filed with any tax authority when due, or has obtained an extension;

(ii)	has paid, if and when due, all Taxes on income, trade tax, VAT, solidarity surcharge and capital gains and any other material Taxes in any jurisdiction assessed by a Tax Authority or has contested such Taxes in good faith.

10.5	No Other Representations

(a)	Acquisition based on own inspection. Subject to the representations, covenants and indemnities expressly contained in this Agreement, it is expressly confirmed and agreed that neither the Sellers, the US Seller, DIC nor any Representative of the Sellers, the US Seller and DIC, respectively, has made or assumed, and the Purchaser and the US Purchaser have not relied on, any other express or implied representations, guarantees, warranties, undertakings or disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the US Purchaser agree to acquire the Sold Shares, the US HoldCo Shares and the Sold Shareholder Loans, respectively, in the condition they are in on the Closing Date, based upon their own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it).

(b)	Non-Reliance on Provided Information. Subject to the representations, covenants and indemnities expressly contained in this Agreement, the Purchaser and the US Purchaser confirm that in deciding on the acquisition of the Sold Shares, the US HoldCo Shares and the Sold Shareholder Loans it has not relied on nor will it make any claim against the Sellers, the US Seller and DIC, respectively, nor any Representative of the Sellers, the US Seller and DIC, respectively, in respect of (i) any budget, forecast, estimate or other projection of any nature (including without limitation of projections of future revenues, future results of operations, future cash flows, future financial condition or the future business operations (or any underlying components thereof), or (ii) any other information or documents with respect to the Business or the Group Entities (including without limitation the Data Room Documents or any other Due Diligence Material) made available to the Purchaser, the US Purchaser or their respective Representatives prior to the date hereof.

11.	[INTENTIONALLY LEFT BLANK]

12.	SELLERS’ COVENANTS

12.1	Conduct of Business Between Signing and Closing

(a)	From the date hereof until the Closing Date (the “Interim Period”), the Sellers shall, to the extent permitted by applicable law and to the extent able as a shareholder of the Company, apply its reasonable best efforts through instructing the management of the Company accordingly to cause the Group Entities not to take any of the following actions without the Purchaser’s prior consent, which consent shall not be unreasonably delayed (the covenants in this Section 12.1(a) the “Covenants”):

(i)	acquisition or disposals of shares or equity interests in any company or partnership or grant any option or encumbrances in respect of or over any shares or equity interest;

(ii)	change the share capital of any Group Entity;

(iii)	changes or supplements to the articles of association and any Joint Venture Agreement or shareholder agreements for the Group Entities that is detrimental to any Group Entities;

(iv)	issue any shares or any other equity interest or grant any option in respect of shares or other equity interest to any person not being a Group Entity;

(v)	acquisitions, disposals, encumbrances or pledges of real estate;

(vi)	disposals of tangible fixed assets to a third party (other than a Group Entity) which are required for carrying out the Business as presently conducted and whose book value (Buchwert), in each case, exceeds EUR 250,000 (in words: two hundred fifty thousand), except in the ordinary course of business and/or in accordance with past practice;

(vii)	waive or release any material right of a Group Entity exceeding EUR 100,000 (in words: Euro one hundred thousand);

(viii)	make a change in its accounting or tax reporting principles, methods or polices unless required by law or IFRS or applicable local GAAP;

(ix)	increase any principal amounts under the Senior Facilities Agreement or any other loan facility or enter into any new arrangement on financial debt with third parties (other than Group Entities) in excess of EUR 10,000,000 (in words: Euro ten million) in the aggregate and except for replacements of existing local arrangements (other than the loans under the Senior Facilities Agreement) by the same or other type of debt arrangements, increases due to currency fluctuations and drawings under revolving credit facilities or similar working capital facilities or change the denomination of any amount outstanding under the Senior Facilities Agreement or any other loan facility;

(x)	material reductions of the existing insurance coverage outside the ordinary course of business;

(xi)	disposals to a third party (other than a Group Entity) or non-renewals of any Owned IP Rights material to the Business outside the ordinary course of business;

(xii)	hiring (except as a replacement), termination (except for cause) or increases of the fixed salary of more than 3% (in words: three per cent) (except to the extent required under applicable law or existing contracts or if such hire or salary increase does not cause the annual budget of the Group Entities taken as a whole for personnel costs to be exceeded) of the remuneration of any Key Employee or of the non-Key Employees in aggregate, other than in the ordinary course of business;

(xiii)	effect or permit any Leakage (other than Transaction Fees up to any amount of EUR 100,000 (in words: Euro one hundred thousand); and

(xiv)	entering into any agreement to take any of the actions set forth under (i) through (xiii).

(b)	Any deviations from the conduct of the business in the ordinary course requested by the Purchaser, or as provided or foreseen in this Agreement, shall be deemed not to constitute a breach of this Section 12.1.

(c)	Purchaser’s Consent. With respect to Section 12.1 the Purchaser hereby consents to (i) measures or activities set forth in Exhibit 12.1(c) and (ii) any actions, measures and transactions to be taken or performed pursuant to the provisions of this Agreement (including without limitation in preparation of the satisfaction and/or waiver of the Closing Conditions and the Closing Actions) provided that in case of (i) and (ii), the Sellers’ Agent shall duly inform the Purchaser of such measures or actions in advance.

(d)	Contact Person. Any requests by the Group Entities or the Sellers for the Purchaser’s consent should be addressed to the person set forth in Exhibit 12.1(d) (the “Contact Person”) by fax. In the event that the Contact Person does not oppose a request within five (5) Business Days after receipt of the fax, the Purchaser shall be deemed to have consented to the respective action. For the avoidance of doubt, any deemed or other consent shall not oblige the Group Entity concerned to take the action or measure for which such consent was requested.

(e)	Sole Remedy against Managers. If and to the extent any of the Sellers is an employee, director or officer of the Group Entities, such Seller shall only be liable in case of a breach of the Covenants under this Agreement and not also be liable under his or her service or employment contract.

(f)	Notification of Leakage. The Sellers’ Agent after due and reasonable inquiry of Björn Kreiter and Peter Schäfer (managing directors of the Company) shall notify the Purchaser of any breach of Section 12.1(a)(xiii) (Conduct of Business between Signing and Closing (Leakage)) five (5) Business Days prior to the Closing Date (the “Notified Leakage Amount”). The Notified Leakage Amount shall in any event include the items set out in Exhibit 12.1(f) and shall be deducted from the Share Purchase Price pursuant to Section 4.1(a), provided that (i) any Notified Leakage Amount in Euros shall be deducted first from the Share Purchase Price Euro Portion and any Notified Leakage Amount in Euros exceeding the Share Purchase Price Euro Portion shall be deducted from the Share Purchase Price US Dollar Portion by applying the Euro/US Dollar exchange rate as published on the mid foreign exchange rate on Bloomberg page WMCO{GO} (or any replacement thereof or such other source agreed between the Parties) at 5:00

p.m. CE(S)T on the date the relevant Notified Leakage Amount occurs, (ii) any Notified Leakage Amount in US Dollars shall be deducted first from the Share Purchase Price US Dollar Portion and any Notified Leakage Amount in US Dollar exceeding the Share Purchase Price US Dollar Portion shall be deducted from the Share Purchase Price Euro Portion by applying the Euro/US Dollar exchange rate as published on the mid foreign exchange rate on Bloomberg page WMCO{GO} (or any replacement thereof or such other source agreed between the Parties) at 5:00 p.m. CE(S)T on the date the relevant Notified Leakage Amount occurs and (iii) any Notified Leakage Amount in any currency other than Euros or US Dollars shall first be deducted from the Share Purchase Price US Dollar Portion by applying an exchange rate of the respective currency to US Dollars as published on the mid foreign exchange rate on Bloomberg page WMCO{GO} (or any replacement thereof or such other source agreed between the Parties) at 5:00 p.m. CE(S)T on the date the relevant Notified Leakage Amount occurs and any Notified Leakage Amount in a currency other than Euro or US Dollar exceeding the Share Purchase Price US Dollar Portion shall be deducted from the Share Purchase Price Euro Portion by applying an exchange rate on Bloomberg page WMCO{GO} (or any replacement thereof or such other source agreed between the Parties) at 5:00 p.m. CE(S)T on the date the relevant Notified Leakage Amount occurs. The Seller to whom the Notified Leakage Amount has been paid or who otherwise has benefited or will benefit from the notified Leakage (except for Leakages for which all Sellers have benefited, in which case this shall be an obligation of all Sellers) shall reimburse the other Sellers on a Euro-for-Euro or USD-for-USD basis, as the case may be.

12.2	Lapse of Interim Period Covenants

Each of the Sellers’ obligations under the covenants set forth under Section 12.1 shall lapse (erlöschen) on the Closing Date following the occurrence of the Closing.

12.3	New Jersey Industrial Site Recovery Act

~~During-the Interim Period,~~The Purchaser and the Sellers ~~shall cause~~have discussed with Mauser USA LLC ~~(to the extent legally permissible as indirect shareholders of~~whether Mauser USA LLC~~)~~ is required to make ~~such material filings or submissions~~a filing or submission as contemplated by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and all regulations promulgated thereunder (“ISRA”)~~. Such filings, submission or agreements may include, at Sellers’ sole discretion, a Remediation Certification (as defined in ISRA) designating Mauser USA LLC as the sole party responsible to comply with ISRA and to provide evidence of any required remediation funding source or other financial assurance.~~ in connection with the sale of the Company and have the joint understanding that there should be no such requirement based on the facts known to them. The Purchaser agrees not to make any claims against any of the Sellers for a potential breach of a requirement to make such filing or submission, except for claims based on wilful misconduct (Vorsatz) or fraud (Betrug).

13.	PURCHASER’S AND US PURCHASER’S REPRESENTATIONS

The Purchaser and the US Purchaser hereby represent to the Sellers and DIC (but not to the US Seller), in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the statements in Section 13.1 through Section 13.5 are true and correct as of the date hereof, unless it is specifically provided that a representation is made as of a different or additional date or dates, in which case the representation shall be true and correct as of such different or additional date or dates.

13.1	Status of the Purchaser and the US Purchaser

(a)	Corporate Status. As of the date hereof and as of the Closing Date, the Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany and the US Purchaser is a limited liability company duly incorporated and validly existing under the laws of Delaware.

(b)	Due Authorization. As of the date hereof and as of the Closing Date, (i) all required approvals of any corporate bodies of the Purchaser and the US Purchaser for the execution of this Agreement and the consummation of the transactions contemplated hereunder are given, and (ii) such execution and consummation do not violate any provisions of the articles of association, certificate of incorporation, bylaws or equivalent constitutional document of the Purchaser and the US Purchaser.

(c)	No Insolvency. As of the date hereof and as of the Closing Date, no insolvency proceedings (Insolvenzverfahren) have been opened over the assets of the Purchaser and the US Purchaser. There are no insolvency proceedings or insolvency investigations pending or threatened against the Purchaser and the US Purchaser which could prevent or materially delay the consummation of the transactions contemplated under this Agreement.

(d)	No Violation. As of the date hereof and as of the Closing Date, assuming that the Closing Conditions have been satisfied or waived, the execution and consummation of this Agreement by the Purchaser and/or the US Purchaser and the performance of the transactions contemplated hereunder (i) do not violate any applicable law or any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Purchaser and/or the US Purchaser are bound, (ii) and do not require any approvals, consents or permits. There are no proceedings or investigations whatsoever pending or threatened against the Purchaser, the US Purchaser or their respective Affiliates which could reasonably be expected to prevent or materially delay the consummation of the transaction contemplated under this Agreement.

(e)	No Knowledge of Breach. As of the date hereof, following the review and investigation made by the Purchaser and the US Purchaser, neither the Purchaser, nor the US Purchaser, have actual knowledge of any facts or circumstances which could give rise to claims against any of the Sellers and/or DIC for breach of any Sellers’ Representation. The Purchaser and the US Purchaser shall be deemed to know all the buy-side due diligence reports prepared by or for the Purchaser, the US Purchaser and their respective Affiliates in connection with the Transaction and which shall be presented to the Sellers in case the Purchaser and/or the US Purchaser make a claim for a breach of a representation, obligation or covenant under this Agreement. For the avoidance of doubt, this Section 13.1(e) shall not apply for claims of the Purchaser under Section 15 (Tax Indemnity) and the Covenants.

(f)	Binding Agreement. As of the date hereof and as of the Closing Date, this Agreement and all other agreements executed or to be executed in connection therewith have been duly executed on behalf of the Purchaser and the US Purchaser subject to the due execution by the other parties thereto and constitute binding obligations of the Purchaser and the US Purchaser, enforceable against them in accordance with the respective terms and conditions.

13.2	Financial Capability

(a)	As of the Closing Date, the Purchaser and the US Purchaser have sufficient funds immediately and irrevocably (unwiderruflich) available (either in form of own funds or in form of committed equity or debt financing) to make all payments required under and in connection with this Agreement when due. The Purchaser and the US Purchaser undertake not to use such funds for any purpose other than for the financing of their obligations under and in connection with this Agreement.

(b)	True and complete copies of all agreements the Purchaser and the US Purchaser have entered into with third parties (except for the fee letter relating to the debt financing) as of the date hereof in connection with the financing (equity and/or debt) of the transactions contemplated under and in connection with this Agreement, (as amended, restated or otherwise modified in a manner not prohibited by Section 16.5(a)) (the “Financing Documents”) are attached hereto as Exhibit 13.2(b) for information purposes. As of the date hereof, except for the fee letter relating to the debt financing, there are no other arrangements or agreements with respect to such financing. As of the date hereof and the Closing Date, each of the Financing Documents is valid, enforceable, binding and in full force and effect except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and not subject to any conditions which are not set forth therein other than the Closing Conditions.

(c)	Clayton, Dubilier & Rice Fund IX, L.P. has submitted the equity commitment letter addressed to the Sellers and DIC attached to this Agreement for information purposes as Exhibit 13.2(c) (the “Equity Commitment Letter”).

13.3	Contacts with Management

Neither the Purchaser, nor the US Purchaser, nor any of their Affiliates, nor their and their Affiliates’ respective advisors, prior to the date hereof and without the Sellers’ knowledge and prior consent, entered into negotiations or discussions with the management of the Group Entities in relation to the transactions contemplated under this Agreement, the Business or any benefits, incentives or future investment opportunities to be granted to the management of the Group Entities. The (preliminary) terms of any possible future agreements or arrangements providing for benefits, incentives or future investment opportunities for the management of the Group Entities which have been discussed by the Purchaser, the US Purchaser, or any of their Affiliates or their or their Affiliate’s respective advisors with the management of the Group Entities have been disclosed to the Sellers’ Agent.

13.4	Acquisition for the Purchaser’s Own Account

The Purchaser and the U.S. Purchaser confirm that (i) they are purchasing the Sold Shares and the U.S. Hold Co Shares, respectively, on their own account and not as an agent, intermediary or broker for any other person with respect to the Transaction and (ii) as at the date of this Agreement they have not received an offer, are not aware of any offer and are not in discussions with any other party that may lead to the sale in whole or in part, directly or indirectly, of the Group Entities within twelve (12) months following the Closing Date.

13.5	Information on Merger Clearances and other Approvals

The information provided by the Purchaser to the Sellers and DIC prior to the date hereof concerning the Purchaser, the US Purchaser and their respective Affiliates with respect to and in preparation of filings for the Merger Clearances (including without limitation as to revenues per country) and any other approvals by governmental authorities is complete, accurate and not misleading. Any assessments of the Purchaser and/or the US Purchaser provided to the Sellers and DIC, respectively, with respect to required filing obligations have been prepared in good faith and with due care.

14.	REMEDIES FOR BREACHES BY A SELLER, THE US SELLER OR DIC

14.1	Breach; Indemnification; Losses

(a)	Consequences of Breach. Subject to the provisions of this Section 14, if any Sellers’ Representation is incorrect or if a Seller, the US Seller or DIC, as the case may be, is in breach of any indemnity, covenant, obligation or undertaking contained in this Agreement (each such misrepresentation or other breach a “Breach”), the relevant Seller, the US Seller or DIC, as the case may be, who has committed the Breach shall put the Purchaser or, at the election of such Seller (or in case more than one Seller is concerned at the election of the Sellers’ Agent) or DIC, as the case may be, the Group Entity concerned, into the same position it would be in, if the Breach had not occurred (Naturalrestitution). If and to the extent remediation in kind has not been effected by the respective Seller, the US Seller or DIC, as the case may be, within a period of two (2) months after a written request for such remediation has been made by the Purchaser or the relevant Seller or DIC refuse a remediation in kind, the Purchaser shall be entitled to request from the respective Seller, the US Seller or DIC, as the case may be, only compensation in cash (Schadensersatz in Geld) for any Losses (as defined below) incurred by the Purchaser or any Group Entity. Any payments made by a Seller or DIC, as the case may be, pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price except as otherwise required by applicable law.

(b)	Definition of Losses. “Losses” shall mean all actual damages (within the meaning of Sections 249 et seq. of the German Civil Code (BGB)) incurred, excluding (i) any potential or actual reduction in value (Minderung) of the Sold Shares, the US HoldCo Shares, the Sold Shareholder Loans, the Company US HoldCo or the respective Subsidiary (as the case may be) beyond the actual damage incurred, (ii) any unforeseeable indirect (mittelbare) or consequential damages (Folgeschäden), (iii) any lost profits (entgangener Gewinn), (iv) any frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 of the German Civil Code (BGB), (v) any internal administration and overhead costs and (vi) any damages resulting from the fact that the Purchase Price was calculated upon incorrect assumptions.

(c)	Pro-rata principle. Any Losses incurred at the level of a Group Entity which is not (directly or indirectly) wholly owned by the relevant Seller who has committed the Breach shall be taken into account only on a pro rata basis in proportion to the respective direct or indirect shareholding of the respective Seller (durchgerechnete indirekte Beteiligung) as of the date hereof.

(d)	Computation of Losses. The present value of any benefits received by the Purchaser, the US Purchaser or the Group Entities in connection with or as result of the Breach (including, without limitation, avoided losses, tax benefits and savings, and increases in the value of any asset owned by the Group Entities (Abzug neu für Alt)) shall be deducted for the purpose of computing the Losses (Vorteilsausgleich) in accordance with Section 252 of the German Civil Code (BGB).

(e)	Exclusions of Sellers’ Liability and DIC’s Liability. The Sellers, the US Seller and DIC, respectively, shall not be liable for any Breach, and the Purchaser and the US Purchaser shall not be entitled to bring any claim under or in connection with this Agreement, if and to the extent that:

(i)	either the Purchaser, the US Purchaser, or (following the Closing Date) the Group Entities or their respective Representatives have caused or participated in causing (verursacht oder mitverursacht) or have aggravated such Breach or any Losses resulting therefrom or failed to mitigate Losses pursuant to Section 254 of the German Civil Code (BGB);

(ii)	the matter underlying the Breach has been taken into account in the Financial Statements, as a specific write-off (Abschreibung), specific value adjustment (Wertberichtigung), specific liability (Verbindlichkeit) or specific provision (Rückstellung);

(iii)	the Losses are recovered or could have been reasonably recovered from a third party (other than any of the Group Entities) or under an insurance policy in force until the Closing Date (including in the event that such policy was not maintained after the Closing Date);

(iv)	the facts and circumstances underlying the Breach were known by the Purchaser, the US Purchaser or their Representatives as of the date hereof, provided that the Purchaser and the US Purchaser shall in any event be deemed to have knowledge of all matters which were fairly disclosed in the Due Diligence Materials; but only if and to the extent the relevant documents, due to their form of presentation or location (as per the Data Room index) in the Data Room, could have been discovered by a purchaser acting with reasonable diligence and the resulting Breach would have been identified by a reasonably experienced advisor or the Purchaser or the US Purchaser on the basis of the relevant documents provided in the Data Room;

(v)	the Losses result from or are increased by the passing of, or any change in, after the Closing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually in effect as of the date hereof; or

(vi)	the Losses were caused or increased by the Purchaser’s or the US Purchaser’s failure to comply with the obligations under Section 14.2.

(f)	Exemptions. Section 14.1 shall not apply to any claim for specific performance (Erfüllungsanspruch), claims for a Breach of a Sellers’ Representation under Section 10.3(g) (Leakage) and claims for a breach of Section 12.1(a)(xiii) (Conduct of Business Between Signing and Closing (Leakage)), claims under Section 5.2(c) and Section 5.3 for which Sections 249 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) shall apply and with regard to Tax Indemnification Claims for which solely Section 15 applies (and for the avoidance of doubt, in particular the limitations of this Section 14.1(e) shall not apply). In case of claims for a breach of Section 12.1(a)(xiii) (Conduct of Business Between Signing and Closing (Leakage)) the Purchaser’s remedy shall be that the relevant Seller or DIC, as the case may be, which has received the benefit of the Leakage shall pay to the relevant Group Entity or the Purchaser or the US Purchaser (at the Purchaser’s election), an amount equal to the amount of Leakage plus applicable taxes (true-up) caused at the Group Entities by the Leakage and/or its repayment, if any; for the avoidance of doubt and notwithstanding any other provision herein, any Leakage shall be reimbursed on an Euro-for-Euro basis. Any liability of another Seller who has not received the benefit of the Leakage is hereby excluded.

14.2	Procedures

(a)	Breach Notice; Access to Information. If the Purchaser, the US Purchaser or a Group Entity becomes aware after the date hereof of any facts or circumstances which indicate that there has been a Breach, the Purchaser shall give the Sellers’ Agent written notice thereof no later than twenty (20) Business Days following the discovery of such facts and circumstances (the “Breach Notice”). The Breach Notice shall state in reasonable detail the nature of the alleged Breach and, to the extent feasible, the amount of Losses resulting therefrom. To the extent required by the Sellers’ Agent to assess the alleged Breach and the resulting Losses, the Purchaser shall provide, and shall cause the Group Entities to provide, to the Sellers’ Agent and its professional advisors access during normal business hours to their relevant books and records regarding the relevant Breach and the assets, premises, employees and their management (as well as copies of relevant documents and other information) for the purpose of assessing the Breach, provided that such obligation expires if any of the Parties initiates any arbitration proceedings. The Parties hereby agree that any claim that the Purchaser notifies by way of a Breach Notice to the Sellers’ Agent shall (if it has not previously been satisfied, settled or withdrawn) cease to exist (erlöschen) if the Purchaser does not initiate, within six (6) months following the receipt of the Breach Notice by the Sellers’ Agent, arbitration proceedings against the respective Seller, the US Seller or DIC, as the case may be, in accordance with Section 18.11.

(b)

Third-party Claims. If the facts and circumstances which indicate that a Breach has occurred raise the concern (i) that a third party (including, without limitation, any court or governmental authority) may have a claim against a Group Entity, the Purchaser or the US Purchaser, or (ii) that an audit or examination is being or will be conducted by any court or governmental authority (each ((i) and (ii)) a “Third-Party Claim”), the Purchaser shall, without prejudice to its obligations under Section 14.2(a), provide, and shall cause the Group Entities to provide, to the Sellers’ Agent, together with the Breach Notice or as soon as possible thereafter, copies of all documents setting forth the Third-Party Claim and its underlying facts and circumstances. The Purchaser or, as the case may be, the US Purchaser shall defend or settle each Third-Party Claim upon the request and in accordance with the instructions of the Sellers’ Agent or, if legally permitted and requested by the Sellers’ Agent, the Purchaser or, as the case may be, the US Purchaser shall give the Sellers’ Agent the opportunity to defend or settle such claim, at the Sellers’ Agent sole discretion. The Sellers’ Agent shall be entitled to participate in and direct all negotiations and correspondence with the third party and to appoint and instruct its own counsel. No action by the Sellers’ Agent or its Representatives in connection with the defense shall be construed as an express or implied acknowledgement (Anerkenntnis) that a Breach under this Agreement has occurred or of the underlying facts and circumstances of the alleged Breach. To the extent that it is determined in judicial (including arbitral) proceedings (gerichtlich festgestellt) that a Breach occurred, all costs and expenses incurred by the Sellers’ Agent in defending the Third Party Claim shall be borne by the Sellers’ Agent. If the applicable court or arbitral panel determines that no Breach occurred, any costs and expenses reasonably incurred by the Sellers’ Agent in connection with the defense (including reasonable advisors’ fees) shall be borne by the Purchaser. The Purchaser shall be kept fully informed of and consulted about such litigation or proceeding. Regardless of whether the Sellers’ Agent elects to defend the Third Party Claim itself or not, the Purchaser and the US Purchaser shall (and shall each cause the Group Entities to) fully cooperate with the Sellers’ Agent as reasonably requested by the Sellers’ Agent for the purpose of avoiding, disputing, defending, appealing, compromising or contesting the Third-Party Claim and shall (and shall cause the Group Entities to) (1) provide to the Sellers Agent and its professional advisors access during normal business hours to the relevant books, records, assets, premises, employees and their management (as well as copies of relevant documents and other information), (2) afford the Sellers’ Agent reasonable opportunity to comment on and discuss with the Purchaser, US Purchaser and the Group Entities any actions which are necessary or appropriate to be taken or omitted for the defense of the Third Party Claim, (3) afford the Sellers’ Agent opportunity to comment on and review any reports and documents and to participate in all relevant audits, court hearings and any meetings, (4) deliver to the Sellers’ Agent without undue delay copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court, authority or party to the conflict, (5) diligently conduct the defense (to the extent not controlled by the Sellers’ Agent) in order to mitigate Losses, and (6) not acknowledge or settle the Third Party Claim without the Sellers’ Agent’s prior consent. Any costs and expenses incurred by the Purchaser or, as the case may be, the US Purchaser in connection with the cooperation or defense shall be borne by the Purchaser and the US Purchaser, except for any Losses to be indemnified by a Seller or DIC, as the case may be, under this Agreement.

14.3	Limitations of Sellers’ and DIC’s Liability

(a)	De Minimis Amount; Deductible Amount. The Sellers and DIC, respectively, shall be liable for Losses resulting from any individual Breach of (y) any of the Sellers’ Representations (other than under Section 10.4(j) (Taxes), Covenants (other than related to Leakages) and the covenant pursuant to Section 9.1 only if and to the extent that such Losses exceed an amount of EUR 100,000 (in words: Euro one hundred thousand) (the “De Minimis Amount”), and (z) a Sellers’ Representation under Section 10.4(j) and Tax Indemnification Claims only if and to the extent that such Losses exceed an amount of EUR 50,000 (in words: Euro fifty thousand) (the “Tax De Minimis Amount”) and the aggregate amount of all Losses resulting from individual Breaches which have resulted in Losses above the De Minimis Amount exceeds EUR 1,000,000 (in words: Euro one million) (the “Deductible Amount”), in which case only the excess amount shall be recoverable (Freibetrag) whereby (y) the Deductible Amount shall not apply to a Breach of a Sellers’ Representation under Section 10.4(j) and any Tax Indemnification Claims pursuant to Section 15 and (z) this Section 14.3(a) shall not apply to any Breach of the Sellers’ Representations in Sections 10.3(a) (Ownership of the Sold Shares; No Rights of Third Parties), 10.3(b) (Ownership of the Sold Shareholder Loans; No Rights of Third Parties) and 10.3(g) (Leakage) and any claims for a breach of Section 12.1(a)(xiii) (Conduct of Business Between Signing and Closing (Leakage)).

(b)	Caps

(i)	Sellers’ General Caps. The Sellers’ aggregate liability for

(A)	Breaches of all Sellers’ Representations (other than the Sellers’ Representations in Sections 10.3(a) (Ownership of the Sold Shares, No Third Party Rights), 10.3(b) (Ownership of the Sold Shareholder Loans and No Third Party Rights) and 10.3(g) (Leakage));

(B)	Tax Indemnification Claims and otherwise under Section 15 (but excluding any claims pursuant to Section 15.5);

(C)	covenants (other than the Covenants pursuant to Section 12.1(a)(xiii) (Conduct of Business between Signing and Closing (Leakage)),

(D)	agreements or undertakings of the Sellers under this Agreement (including under Section 15.6).

shall be limited to an aggregate maximum amount of EUR 10,000,000 (in words: Euro ten million) (the “General Aggregate Cap”), provided that the General Aggregate Cap shall be divided among the Sellers in proportion to the respective Seller’s Share Purchase Price Pro Rata Participation and each Seller shall only be held liable up to such individually calculated amount.

(ii)	Sellers’ Caps on Breaches of Section 10.3(g) (Leakage). The Sellers’ aggregate liability for Breaches of all Seller’s Representations under Sections 10.3(g)(v), 10.3(g)(vi) and to the extent Sections 10.3(g)(v), 10.3(g)(vi) are concerned 10.3(g)(xi) (certain Leakages) shall in any event be limited to an aggregate maximum amount of 100% (in words: one hundred per cent) of the Share Purchase Price (the “Leakage Representation Overall Aggregate Cap”), provided that the Leakage Representation Overall Aggregate Cap shall be divided among the Sellers in proportion to the respective Seller’s Overall Pro Rata Liability and each Seller shall only be held liable up to such individually calculated amount (the “Leakage Representation Overall Individual Cap”).

(iii)	Sellers’ Overall Caps. The Sellers’ aggregate liability for Breaches of all Seller’s Representations (including the Sellers’ Representations in Sections 10.3(a) (Ownership of Sold Shares; No Third Party Rights) and, to the extent Sections 10.3(g)(v), 10.3(g)(vi) are concerned, 10.3(g) (certain Leakage), except for Sections 10.3(g)(v) and 10.3(g)(vi) and 10.3(g)(xi), which are subject to the Leakage Representation Overall Cap), indemnities, covenants, agreements or undertakings of the Sellers under this Agreement shall in any event be limited to an aggregate maximum amount of 100% (in words: one hundred per cent) of the Share Purchase Price (the “Overall Aggregate Cap”), provided that the Overall Aggregate Cap shall be divided among the Sellers in proportion to the respective Seller’s Overall Pro Rata Liability and each Seller shall only be held liable up to such individually calculated amount (the “Overall Individual Cap”). The Overall Aggregate Cap shall not apply to claims for a breach of Section 12.1(a)(xiii) (Conduct of Business Between Signing and Closing (Leakage)).

(iv)	US Seller’s Cap. The US Seller’s aggregate liability under or in connection with this Agreement (including, but not limited to, for any indemnities, covenants, agreements or undertakings) shall be limited to EUR 1 (in words: one Euro).

(v)	DICPE’s Loan Cap. DICPE’s aggregate liability for Breaches of its representations pursuant to Section 10.3(b)(i) shall be limited to 100% (in words: one hundred percent) of the DICPE Loan Purchase Price received by DICPE.

(vi)

DIC’s Loan Cap. DIC’s aggregate liability for Breaches of all Sellers’ Representations as well as for indemnities, covenants, agreements or undertakings of DIC under this Agreement, except for Breaches of Sections 10.3(b)(ii) and 10.3(g), shall be limited to 5% (in words: five percent) of the DIC Loan Purchase Price received by DIC. DIC’s aggregate liability for

Breaches of all Sellers’ Representations as well as for indemnities, covenants, agreements or undertakings of DIC under this Agreement, including for Breaches of Sections 10.3(b)(ii) and 10.3(g), shall be limited to 100% (in words: one hundred percent) of the DIC Loan Purchase Price received by DIC.

(c)	Limitation Periods. Any and all claims of the Purchaser and/or the US Purchaser under this Agreement (including for Breaches of all Sellers’ Representations, indemnities covenants, agreements or undertakings) shall become time-barred (verjähren) one (1) year following the Closing Date, except that (i) claims of the Purchaser and/or the US Purchaser which result from Breaches of the Sellers’ Representations in Sections 10.3(a), 10.3(b) or which are specific performance claims to transfer title to the Sold Shares and the US HoldCo Shares and the claim to transfer title to the Sold Shareholder Loans (Erfüllungsansprüche) shall become time-barred (verjähren) three (3) years following the Closing Date, (ii) claims under Section 15 shall be time-barred pursuant to Section 15.6 and (iii) claims arising as a result of intentional breaches (Vorsatz) within the meaning of Section 202 of the German Civil Code (BGB) shall be time-barred upon expiry of the statutory time limitation period. Section 203 of the German Civil Code (BGB) shall not apply.

14.4	No Additional Rights or Remedies

(a)	Exclusive Remedies. The remedies which the Purchaser and the US Purchaser may have against any of the Sellers, the US Seller and DIC, respectively, including for a Breach, shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser and the US Purchaser. To the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly waived and excluded by the Purchaser and the US Purchaser, such waiver hereby being accepted by the Sellers, the US Seller and DIC, respectively.

(b)	No Other Remedies. Without limiting the generality of the preceding sentence, (i) any rights of the Purchaser and the US Purchaser to lower the Purchase Price (Minderung), to withdraw (Rücktritt) from this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis (e.g., by way of großer Schadenersatz), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo) including but not limited to claims arising under Sections 241 (2), 311 (2) (3) of the German Civil Code (BGB), (iii) any claims for breach of ancillary obligations (Nehenverpflichtungen), including but not limited to claims under Sections 241, 280 of the German Civil Code (BGB), (iv) any rights of the Purchaser and the US Purchaser based on frustration of contract pursuant to Section 313 of the German Civil Code (BGB) (Störung der Geschäftsgrundlage), and (v) all remedies of the Purchaser and the US Purchaser for defects of the purchase object under Sections 437 through 441 of the German Civil Code (BGB) and for specific performance are hereby expressly excluded and waived by Purchaser and the US Purchaser, such waiver hereby being accepted by the Sellers, the US Seller and DIC, respectively. The provisions in this Section 14.4(b) are true agreements for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 para. 1 BGB for the benefit of the Sellers, DIC, the US Seller and all other Protected Persons.

(c)

Willful Deceit: Willful Misconduct. The provisions of this Section 14.4 shall not apply to any claims, rights and remedies based on willful deceit (arglistige Täuschung) by the relevant Seller’s, the US Seller’s or DIC’s own willful misconduct (Vorsatz) in which case statutory law shall apply. For the purpose of this Agreement any acts or omissions committed or omitted with intention (vorsätzliches Handeln oder Unterlassen) by (i) the individuals with regard to whom due inquiry has been carried out in accordance with Section 10.1(a) above in respect of the knowledge inquiry process as well as any other directors or employees of any Group Entity, and/or (ii) individuals acting as advisor to any of the Sellers, the US Seller or DIC in the preparation or consummation of this Transaction, shall not be considered as acts or omissions with intention (vorsätzliches Handeln oder Unterlassen) of any of the Sellers, the US Seller or DIC and the Sellers and/or DIC shall not be responsible for it.

15.	TAX INDEMNITY

15.1	Tax Matters

Subject to and in accordance with Section 18.12 below, the Sellers shall pay, at the Purchaser’s discretion, either to the relevant Group Entity or to the Purchaser (i) the amount of any Relevant Taxes, and (ii) any Relevant Taxes arising from any Breach of the Sellers’ Representation in Section 10.4(i) (both (i) and (ii) each a “Tax Indemnification Claim”) but in any case only

(a)	if and to the extent that the Relevant Taxes have not been paid to the competent Tax Authority prior to the Effective Date;

(b)	if and to the extent that the Relevant Taxes relating to the MEP Amount or the Bonus Amount have not been withheld and paid to the Tax Authorities by the Company in compliance with Section 16.3;

(c)	if and to the extent that none of the relevant Group Entities or any successor to all or parts of their business has a corresponding claim for repayment, reimbursement or indemnification against a third party unless the Purchaser or the relevant Group Entity has assigned to the Sellers such recovery claim concurrently (Zug-um-Zug) against indemnification by the Sellers from the respective Relevant Taxes;

(d)	if and to the extent that the Relevant Taxes are not the result of any retroactive change in law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority coming into force after the Closing Date if and to the extent such Tax could have been mitigated due to measures taken by any Group Entity after the Effective Date;

(e)	if and to the extent that the Relevant Taxes are not the result of (i) any change in the accounting and taxation principles or practices of any of the Group Entities or any successor to all or parts of their business (including the methods of submitting Tax Returns) introduced after the Closing Date, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure or the sale of any asset) taken by the Purchaser or the relevant Group Entity or any successor to all or parts of their business after the Closing Date unless required by mandatory law or generally published interpretation or practice by any Tax Authorities;

(f)

if and to the extent that the Purchaser and/or any relevant Group Entity or any of their Affiliates or any successor to all or parts of their business is not entitled to any benefit by refund, set-off or reduction of Taxes as a result of the circumstances giving rise to a Tax Indemnification Claim in which context the amount of any such benefits shall be calculated on the basis of the Agreed Tax Rates and under the assumption that the relevant entity is and will remain in a Tax paying position (an “Indemnification Tax Benefit”); in such case the Indemnification Tax Benefit discounted to the Effective Date at a discounting rate of 6% shall reduce the Tax Indemnification Claim. In particular, without limitation, this shall apply to any Indemnification Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or reduction of loss carry forwards arising on or prior to the Effective Date; and

(g)	if the Purchaser does not fail to comply with any of its material covenants, obligations or any other kind of commitment set forth in this Section 15 unless the Purchaser proves that the compliance of the Purchaser would not have prevented the Relevant Tax to be incurred.

If and to the extent the Sellers directly or indirectly hold less than 100% of the relevant Group Entity as shown in Exhibit 10.4(b)/1, the Tax Indemnification Claim shall be limited to the total amount to be indemnified multiplied by Sellers’ direct or indirect shareholding percentage.

Any payment on the Tax Indemnification Claim shall be due and payable within ten (10) Business Days after the Sellers have been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and the circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement and have received a copy of the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority if such Tax assessment notice is to be issued under the applicable law, but in no case earlier than 5 (five) Business Days before the Tax to be indemnified is due and payable to the Tax Authority. In case of any appeal being filed or any similar legal action being taken, a Tax Indemnification Claim shall not be due and payable prior to a final and binding assessment of the relevant Taxes provided that the Tax Authority has granted a preliminary relief from the assessed Tax payment obligation by way of a suspension of payment (Aussetzung der Vollziehung) or the Tax payment obligation has been deferred (gestundet). On request of the Sellers’ Agent the Purchaser shall provide to the Sellers’ Agent any relevant document, information or data which may enable the Sellers’ Agent to review the plausibility of the indemnification request. On request of the Sellers’ Agent the Purchaser shall ensure that the relevant Group Entity applies for a deferred payment date, if feasible, which shall not impact the obligation of the Sellers to indemnify the Purchaser as outlined above to the extent the Relevant Tax is due and payable and not deferred. If a Tax case is still open but Taxes are due and payable any indemnification payment shall be considered as an advanced payment to the Purchaser. If subsequently the Tax for which the advanced payment has been made is reduced again by way of Tax assessment or refund to the Purchaser or any of the Group Entities the difference between the higher advance payment and the lower Tax liability shall be without undue delay reimbursed by the Purchaser to the Sellers, including all interest actually received from the Tax Authorities and penalties to the extent refunded and related thereto.

15.2	Tax Refunds, Indemnification by the Purchaser.

The Purchaser shall pay to the Sellers the amount of any refund of Taxes (other than a refund which is an Indemnification Tax Benefit or which is reflected in the Financial Statements, and/or which relates to Brazilian VAT paid in the year 2013) received by any of the Group Entities or any successor to all or parts of their business by cash payment, set-off, deduction or otherwise, relating to the Pre-Effective Date Tax Period (the “Tax Refund”). Any payment under this Section 15.2 shall be due and payable within ten (10) Business Days after such Tax Refund has been received by the recipient. The Purchaser shall notify the Sellers in writing and without undue delay of any relevant decision by the Tax Authority resulting in a Tax Refund. If and to the extent the Sellers directly or indirectly hold less than 100% in the relevant Group Entity the Sellers’ claim under this Section 15.2 shall be limited to the total amount of the Tax Refund multiplied by the Sellers’ direct or indirect shareholding percentage.

15.3	Cooperation on Tax Matters

(a)	General. The Purchaser shall (and shall procure that the Group Entities do) fully cooperate with the Sellers’ Agent, and its advisors in connection with any Tax matter relating to the Pre-Effective Date Tax Period including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period. The Purchaser shall (and shall procure that the Group Entities do) keep and make available to the Sellers’ Agent all relevant books, records and information relating (wholly or partly) to or which are relevant for the Pre Effective Date Tax Period and give the Sellers’ Agent notice prior to transferring, discarding or destroying any such books, records or information and allow the Sellers’ Agent to take possession of any such books, records or information to the extent no longer required for the Purchaser and/ or the Group Entities.

(b)	Tax Returns. The Purchaser shall prepare and file, or cause the Group Entities to prepare and file all Tax Returns relating to Pre-Effective Date Periods. The Purchaser shall ensure that (i) any such Tax Returns are filed when due and in accordance with past practice and applicable laws (including prior Tax elections and accounting methods or conventions made or utilized by such Group Entity unless such Tax elections and accounting methods or conventions are not in line with applicable law), (ii) any such Tax Returns are forwarded at least thirty (30) Business Days prior to filing to the Sellers’ Agent for review and comments, (iii) any such Tax Returns are not filed without the prior written consent of the Sellers’ Agent which shall not be unreasonably withheld and shall be amended in accordance with the Sellers’ Agent’s reasonable instructions, and (iv) any such Tax Returns are not amended or changed without the prior written consent of the Sellers’ Agent which shall not be unreasonably withheld, except (in the cases of (iii) and (iv)) above) to the extent the Purchaser can prove that a filing or an amendment differing from the Sellers’ Agent’s instructions is required by mandatory law. The Sellers’ Agent shall ensure that such Tax Return is reviewed and the response is issued to the Purchaser within fifteen (15) Business days after it was furnished to the Sellers’ Agent. If the Sellers’ Agent does not respond by specifying in reasonable detail in which regard it requests for an adjustment within fifteen (15) Business Days period it shall be deemed that the Sellers have provided their consent to the respective Tax Return.

(c)	Tax Proceedings.

(i)	The Purchaser shall without undue delay notify the Sellers’ Agent of any announcement and commencement of any Tax Proceeding potentially giving rise to a Tax Indemnification Claim. The notification shall be made in writing and promptly after the Purchaser and/or the Group Entities became aware of such event and shall contain full factual information describing the object of the Tax Proceeding and the amount of a potential Tax liability in detail and shall include copies of any assessment notice or other document received from any Tax Authority related to the respective Tax. On request of the Sellers’ Agent, the Purchaser shall procure that the Sellers’ Agent (with a copy to all other Sellers) obtains any relevant document or information (including any books and records) which may be relevant for the Sellers’ Agent in this respect.

(ii)	The Purchaser shall, and shall procure that the relevant Group Entity does, (i) ensure that the Sellers’ Agent or a counsel of its own choice or its representatives are given the opportunity to participate in (including the participation in all meetings with the Tax Authorities) any Tax Proceeding which takes place after the Closing Date, (ii) upon the request by the Sellers’ Agent file objections or other appeals against Tax assessments or challenge and litigate any Tax assessment or other decision of any Tax Authority, unless not in line with statutory law if and to the extent it is related to the Relevant Taxes and (iii) comply with any lawful instructions given by the Sellers’ Agent in relation to the conduct of any Tax Proceeding referred in (i) and (ii) above. If the Sellers’ Agent elects by a written request to lead Tax Proceedings at its own costs, through a counsel of its own choice from a reputable law firm or a reputable tax and accounting firm, provided that such firm is prepared to enter into a duty of care agreement (Sorgfaltspflichtvereinbarung), with the Purchaser or the respective Group Entity, the Purchaser shall authorize, and shall cause the Group Entities to authorize, (by power-of-attomey and such other documentation as may be necessary or appropriate) the designated representative of the Sellers’ Agent to represent the Purchaser and/or the relevant Group Entities or any successor to all or parts of their business in the Tax Proceedings (the “Sellers’ Tax Counsel”). Seller’s Tax Counsel shall give the Purchaser and/ or the Group Entities the opportunity to fully participate in the Tax Proceedings. Any comments the Purchaser, the US Purchaser and/or the Group Entities may have shall be reasonably considered by the Seller’s Tax Counsel in leading the respective Tax Proceeding. The Purchaser may rescind the power-of-attorney if the Sellers’ Agent (i) leads the Tax Proceedings in a way which is not in line with statutory law, or (ii) provides information to the Tax Authorities which seem to be false with respect to (underlying) facts and circumstances or (iii) takes a legal position which is misleading and cannot be supported with reasonable arguments or (iv) does not comply with its material information or cooperation obligations set forth in the preceding sentence. In any case, neither the Purchaser nor any of the Group Entities or any successor to all or parts of their business are entitled to furnish any material information relating to Tax Proceedings to any third party (including the Tax Authorities) unless requested lawfully by the Tax Authorities, settle any Tax Proceeding, or let any Tax Proceeding become time-barred, in each case without the prior written consent of the Sellers’ Agent which shall not be unreasonably withheld.

15.4	Treatment of Tax Claims

This Section 15 shall apply exclusively for any Tax Indemnification Claim and any Taxes resulting from any Breach of the Sellers’ Representation in Section 10.4(j); Section 14, except for Section 14.3 shall not apply to this extent. For additional Losses, that are not Taxes, resulting from any Breach of the Sellers’ Representation in Section 10.4(j), Section 14 shall apply.

15.5	Withholding Tax in Relation to the Shareholder Loans and Transaction Fees

(a)	If DIC and DICPE provide the Company upon Closing with withholding tax reduction certificates issued by the Federal Tax Office (Bundeszentralamt für Steuern) on the basis of section 50d EStG in conjunction with the double taxation treaty between Germany and the United Arab Emirates pursuant to which the withholding tax rate for dividend distributions of the Company is reduced to 5% applicable to the financial years 2007 until and including 2014 (the “Certificates”) the withholding tax (Kapitalertragsteuer) triggered:

(i)	in relation to payments (including deemed payments e.g. as a result of the contribution) with regard to the Shareholder Loans prior to or on the Closing Date (whereby the Parties assume for the purpose of this Section 15.5(a) that the overall interest rate to be accepted by the Tax Authorities amounts to 7.5% p.a. and the withholding tax in relation thereto amounts to EUR 1,061,611.37) (the “Reduced Withholding Tax Exposure Amount I”)); and

(ii)	in relation to payments with regard to Transaction Fees (whereby the parties assume for purposes of this Section 15.5(a) that the withholding tax triggered in relation thereto amounts to EUR 224,465.10) (regardless of whether or not the Transaction Fees are Permitted Leakage) (the “Reduced Withholding Tax Exposure Amount II”);

shall be directly borne and paid by DIC and DICPE, as the case may be, to the Company, irrespective of whether the withholding tax is due and payable or paid prior, on or after the Closing Date. This obligation of DIC and DICPE as set out hereunder shall constitute a contract for the benefit of the Company (Vertrag zugunsten Dritter). The Purchaser shall deduct the aggregate amount as set out in (i) and (ii) of EUR 1,286,076.47 from the Share Purchase Price Euro Portion and directly pay such amount to the Company by way of shortening the method of payment (abgekürzter Zahlungsweg).

(b)	If DIC and DICPE do not provide the Certificates upon Closing to the Company, the withholding tax triggered:

(i)	in relation to payments (including deemed payments e.g. as a result of the contribution) with regard to the Shareholder Loans prior to or on or about the Closing Date (on the basis of the assumptions as set out in Section 15.5(a) amounting to EUR 5.6 million) (the “Withholding Tax Exposure Amount I”); and

(ii)	in relation to payments with regard to Transaction Fees (whereby the parties assume for purposes of this Section 15.5(a) that the withholding tax triggered in relation thereto amounts to EUR 1,184,053.41) (“Withholding Tax Exposure Amount II”)

shall be directly borne and paid by DIC and DICPE, as the case may be, to the Company, irrespective of whether the withholding tax is due and payable or paid prior, on or after the Closing Date. This obligation of DIC and DICPE as set out under (i) and (ii) shall constitute a contract for the benefit of the Company (Vertrag zugunsten Dritter) and the amounts shall be payable out of the Purchase Price at Closing by the Purchaser to the Company by way of shortening the method of payment (abgekürzter Zahlungsweg) as follows:

As regards the Withholding Tax Exposure Amount I an amount of EUR 4,538,388.63 (“Refundable Portion I”) shall be deducted from the Escrow Amount and directly paid by the Purchaser to the Company and an amount of EUR 1,061,611.37 (“Non-Refundable Portion I”) shall be deducted from the Share Purchase Price Euro Portion and directly paid by the Purchaser to the Company by way of shortening the method of payment (abgekürzter Zahlungsweg).

As regards the Withholding Tax Exposure Amount II an amount of EUR 959,588.31 (“Refundable Portion II”) shall be deducted from the Escrow Amount and directly paid by the Purchaser to the Company and an amount of EUR 224,465.10 (“Non-Refundable Portion II”) shall be deducted from the Share Purchase Price Euro Portion and directly paid by the Purchaser to the Company by way of shortening the method of payment (abgekürzter Zahlungsweg).

DIC and DICPE, as the case may be, undertake to assign (verpflichten sich abzutreten) the respective withholding tax refund claims in the amount of the sum of the Refundable Portion I and the Refundable Portion II in accordance with Section 46 AO to the Purchaser (using the master form as required by the Tax Authorities) without undue delay (unverzüglich). If (i) the refund payment received by the Purchaser from the Tax Authorities falls short of the sum of the Refundable Portion I and Refundable Portion II or (ii) the refund procedure is not completed within seven months after the Closing Date, DIC and DICPE shall pay in case of lit. (i) the difference between the refund amount received by the Purchaser and the sum of the Refundable Portion I and Refundable Portion II, or in case of lit. (ii) the sum of the Refundable Portion I and Refundable Portion II, in each case not to the Company, but directly into the Escrow Account. If and to the extent the Purchaser collects the refunds of the Refundable Portion I and Refundable Portion II as a consequence of the assignment pursuant to Section 46 AO, the Purchaser undertakes to pay the respective amounts into the Escrow Account (in each case if and to the extent the relating amounts have been funded through the Escrow Account as set forth above).

The Purchaser shall be obliged to re-assign the withholding tax refund claims in accordance with Section 46 AO to DIC and DICPE provided DIC and DICPE have directly paid in the case of lit (i) of the preceding paragraph a portion or in the case of lit (ii) of the preceding paragraph the aggregate amount of the Refundable Portion I and Refundable Portion II into the Escrow Account.

DIC hereby unconditionally and irrevocably guarantees vis-à-vis the Purchaser to satify any payment obligation of DIC and DICPE under this Section 15.5(b) on first demand (auf erstes Anfordern).

(c)	If and to the extent any of the Certificates are revoked and additional withholding tax is triggered, the additional withholding tax amount shall be payable by DIC and DICPE to the Company. DIC hereby unconditionally and irrevocably guarantees vis-à-vis the Purchaser to satisfy any payment obligation of DICPE under this Section 15.5(b) on first demand (auf erstes Anfordern).

(d)	If and to the extent an interest rate exceeding 7.5% p.a. in respect of the Shareholder Loans is accepted by the Tax Authorities, the Purchaser shall pay an amount equal to the difference of the Reduced Withholding Tax Exposure Amount I or the Withholding Tax Exposure Amount I, as the case may be, and the lower withholding tax amount actually assessed by the Tax Authorities in relation to the Shareholder Loans or the Transactions Fees to DIC. If and to the extent the Transaction Fees are not fully treated as deemed dividends (verdeckte Gewinnausschüttungen) by the Tax Authorities, the Purchaser shall pay an amount equal to the difference of the Reduced Withholding Tax Exposure Amount II or the Withholding Tax Exposure Amount II, as the case may be, and the lower withholding tax amount actually assessed by the Tax Authorities in relation to the Transaction Fees to DIC.

(e)	If and to the extent the withholding tax actually assessed by the Tax Authorities in relation to the Shareholder Loans and/or the Transactions Fees exceeds the

Withholding Tax Exposure Amount I and/or the Withholding Tax Exposure Amount II (or the Reduced Withholding Tax Exposure Amount I and/or the Reduced Withholding Tax Amount II, as the case may be), DIC shall indemnify the Purchaser or at the election of the Purchaser the Company with regard to such excess amount (the “Excess Amount”), irrespective of whether such withholding tax is triggered prior to, on or after the Effective Date. This withholding tax indemnification (the “WHT Indemnification”) shall be limited to an aggregate maximum amount of EUR 12.5 million taking in account the sum of the Withholding Tax Exposure Amount I, the Withholding Tax Exposure Amount II and the Excess Amount (the “Withholding Tax Cap Amount”). This WHT Indemnification shall constitute a separate indemnification, which shall not be subject to Section 14.3 and payments hereunder shall not count against and reduce the Escrow Amount as set forth in Section ~~4.5~~4.6. If and to the extent the sum of the Withholding Tax Exposure Amount I, the Withholding Tax Exposure Amount II and the Excess Amount exceeds the Withholding Tax Cap Amount, DIC and DICPE as the case may be shall be obliged to file a withholding tax refund request with the competent Tax Authorities without undue delay (unverzüglich) in order to achieve a refund of the refundable part of the withholding tax as soon as reasonably practicable and pay to the Purchaser or at the election of the Purchaser to the Company any tax refunds actually received from the Tax Authorities, relating to withholding taxes exceeding the Withholding Tax Cap Amount.

(f)	Section 15.3 shall apply mutatis mutandis to any tax return, Tax Audit or judicial proceeding or action relating directly or indirectly, fully or in part to the withholding taxes referred to in this Section 15.5.

(g)	Between Signing and Closing the Company shall be entitled to and the Seller shall be entitled to cause the Company to undertake any actions, measures, payments or omissions in connection with the withholding taxes referred to in this Section 15.5 in accordance with applicable law, including negotiations with the Tax Authorities, withdrawals of appeals and settlement of tax audits in this respect provided that the Seller has informed the Purchaser by written notice at least ten (10) Business Days prior to such contemplated withdrawal and/or settlement and if and to the extent such contemplated withdrawal and/or settlement also relates to other Taxes than the withholding taxes the Purchaser has granted its consent which shall not be unreasonably withheld.

15.6	Transfer Pricing Documentation

If a transfer pricing documentation relating to the Pre-Effective Date Tax Period which, according to applicable Tax law, shall be in place prior to or on the Closing Date is not accepted by the relevant Tax Authority, the Sellers shall bear reasonable costs for external advisors of preparing a new or amended transfer pricing documentation which is in compliance with applicable Tax law, provided that the Sellers have given their written consent to the assignment of such external advisor in respect of the preparation of the respective transfer pricing documentation, which consent shall not be unreasonably withheld.

15.7	Time Limitation

Any claims of the Purchaser under this Section 15 shall become time-barred upon expiry of (i) six (6) months after receipt of a final and non-appealable Tax assessment (nicht mehr unter dem Vorbehalt der Nachprüfung stehend und nicht mehr mit Rechtsbehelfen oder Rechtsmitteln anfechtbar), in the case of Taxes imposed by a Tax Authority that provides an annual Tax assessment, or (ii) sixty (60) days following the expiration of the relevant statute of limitations, in the case of Taxes imposed by a Tax Authority not described in the preceding clause (i), provided that at the latest any claims of the Purchaser under this Section 15 shall become time-barred on the sixth anniversary of the Closing Date. Any claims of the Sellers under this Section 15 shall become time-barred upon expiry of six (6) months after the notification of the Sellers by the Purchaser of any claim of the Sellers arising under this Section 15,), provided that at the latest any claims of the Sellers under this Section 15 shall become time-barred on the sixth anniversary of the Closing Date.

15.8	Seller’s Ongoing Tax Compliance Obligations

The Sellers shall procure that each of the Group Entities shall until the Closing Date:

(a)	file all Tax returns required to be filed with any Tax Authority when due, or obtain an extension where possible; and

(b)	pay, if and when due, Taxes on income, trade tax, VAT, solidarity surcharge and capital gains and any other material Taxes assessed by a Tax Authority or contest such Taxes in good faith.

15.9	Adjustment of Purchase Price

Any payment required to be made pursuant to this Section 15 shall constitute an adjustment of Purchase Price agreed between the Parties.

16.	PURCHASER’S AND THE US PURCHASER’S COVENANTS AND INDEMNITIES

16.1	Indemnities

(a)	No Mauser Group Claims. The Purchaser shall ensure (steht dafür ein) that none of the Group Entities brings any claim against the (i) Sellers, (ii) the Seller’s Relatives and Affiliates (including the entities of the DIC Group) as well as (iii) any of the Sellers’, the Sellers’ Relatives’ or Sellers’ Affiliates’ successors and Representatives (together the “Protected Persons”) regardless of the legal basis of such claims, except in case of willful misconduct (Vorsatz) or any contract between a Group Entity and any of the Sellers which are also employees, managers or advisors of a Group Entity.

(b)	Indemnification of Protected Persons. Without prejudice to any other indemnification obligation of the Sellers and the Purchaser contained in this Agreement, the Purchaser shall further indemnify and hold harmless (freistellen) the Protected Persons from and against any and all losses, liabilities (present or future, actual or contingent), damages, reasonable costs and expenses arising out of or in connection with

(i)	a Seller’s direct or indirect shareholding or interest in, or any action taken as a shareholder of any Group Entity (including any claims under Section 31 GmbHG (German Limited Liability Company Act));

(ii)	any Protected Person’s action taken as an officer, director, employee or agent of any Group Entity; and

(iii)	any liability in connection with the Business for which any of the Protected Persons is or could be held liable,

except, if and to the extent, the Purchaser has the right to be compensated for such liability or obligation by the Sellers under this Agreement or in case of willful misconduct.

(c)	Waiver of claims against Protected Person. The Purchaser hereby waives, and shall ensure that the Group Entities waive if and to the extent legally permitted, following the Closing, any claim they may have against the Protected Persons if and to the extent such claim is subject of the foregoing indemnification.

(d)	Agreement for the Benefit of Third Parties. The obligations of Purchaser pursuant to this Section 16.1 are true agreements for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 para. 1 of the German Civil Code (BGB) for the benefit of each Protected Person.

16.2	Intentionally left blank

16.3	Payments of the MEP Amount and the Bonus Amount

The Purchaser shall cause the Company to distribute the MEP Amount and the Bonus Amount (minus wage taxes, payroll, employment and other applicable Taxes and withholdings as well as social security contributions payable by the Group Entities) to the MEP Participants and the Bonus Participants, respectively, in accordance with the instructions of the Sellers’ Agent and to withhold applicable wage tax, payroll, employment and other applicable Taxes and withholdings as well as social security contributions payable by the Group Entities (excluding for the avoidance of doubt social security payments to be made by the MEP Participants and the Bonus Participants) in accordance with applicable law.

16.4	Access to Information

(a)	Access. From the Closing Date, the Purchaser and the US Purchaser will afford to the Sellers’ Agent and its respective advisors and Representatives reasonable access, upon reasonable advance notice and during normal business hours, to books and records, as well as to other information, management, employees and auditors of the Group Entities relating to the time period before the Closing Date as long as and to the extent necessary or useful to the Sellers’ Agent in connection with any audit, investigation, dispute, or litigation or any other reasonable business purpose of the Sellers’ Agent. To the extent that the Sellers’ Agent requires original documents, the Purchaser shall forward such books and records, or cause that such books and records be forwarded, at the Sellers’ Agent’s expense to the Sellers’ Agent, and the Sellers’ Agent shall return such books and records after the respective requirement to be in possession of original documents no longer applies.

(b)	Maintenance. The Purchaser and the US Purchaser shall cause the Group Entities to keep all books and records relating to any period prior to the Closing Date for the periods provided for under applicable mandatory law. The Purchaser and the US Purchaser shall cause the Group Entities to give the Sellers’ Agent reasonable advance notice prior to destroying any books and records relating to matters which may be relevant with respect to an indemnification obligation of any Seller under this Agreement and, if the Sellers’ Agent so requests, to deliver such books and records to the Sellers’ Agent at the Sellers’ Agent’s expense. These provisions shall apply mutatis mutandis should the Purchaser or the US Purchaser intend to dispose of a Group Entity.

16.5	Financing

(a)

The Purchaser and the US Purchaser undertake (i) not to terminate, amend or modify the Financing Documents in any respect or waive any rights thereunder, in a manner that would limit the availability of sufficient funds to make all payments under or in connection with this Agreement when due, (ii) to do everything that is necessary to ensure Purchaser’s and, as the case may be, US Purchaser’s ability to draw down such funds to make all payments under this Agreement when due, and (iii) draw down any funds under the Financing Documents as required to make all payments under or in connection with this Agreement when due. For the avoidance of doubt, without the prior written consent of the Sellers but otherwise in compliance with the immediate preceding sentence, the Purchaser and the US Purchaser may replace, restate, supplement, modify, assign, substitute or amend any of the Financing Documents to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities (or titles with respect to such entities) that have not executed the Financing Documents as of the date hereof. If any portion of the funds contemplated by the Financing Documents becomes unavailable in the manner or from the source contemplated in the Financing Documents (or is scheduled to expire prior to the date the Closing is then reasonably expected to occur, it being however understood that the Financing Documents and any commitments thereunder may expire on the Long Stop Date), then the Purchaser and the US Purchaser shall promptly notify the Sellers’ Agent and shall use its best efforts to arrange to obtain any such portion from alternative sources, on terms and conditions that are no less favourable to the Purchaser and the US Purchaser than those set forth in the Financing Documents as amended prior to such portion of funds being unavailable.

(b)	Notwithstanding anything to the contrary contained herein, the Company, the Sellers, the US Seller, and DIC shall not have any rights or claims against any Debt Financing Provider in connection with this Agreement, the Debt Financing, or the Transaction; provided that the foregoing will not limit the rights of the parties to the Financing Documents or any other commitment letter or other agreement or undertaking relating to the Debt Financing. Notwithstanding anything to the contrary contained herein and by way of a contract for the benefit of a third party (Vertrag zugunsten Dritter), the Debt Financing Providers are expressly intended as third party beneficiaries with respect to the immediately preceding sentence and each Debt Financing Provider will have the right to enforce the immediately preceding sentence against the parties to this Agreement.

16.6	New Jersey Industrial Site Recovery Act

After Closing, only Mauser USA, LLC (but none of the Sellers) shall be responsible for any obligation or requirement arising after Closing pursuant to ISRA in connection with this Agreement, including completion of any filing, submission, public notification, investigation, monitoring, testing, remediation, permit applications or other obligation whether arising before or after Closing (including providing evidence of any required remediation funding source or other financial assurance).

17.	COOPERATION

17.1	Execution of Documents.

The Parties agree to execute, or cause to be executed all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

17.2	No Interferences.

The Parties shall not, and shall cause their Affiliates not to, enter into any transaction, including, for the avoidance of doubt, any acquisitions by CD&R LLP, any Affiliate of CD&R LLP (including any of its Funds and/or portfolio companies of any of its Funds), which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

17.3	Cooperation for Tax Purposes

(a)	The Sellers and DIC shall and shall procure that the Group Entities commercially reasonably cooperate with the Purchaser and the US Purchaser on any tax matters, in particular on the corporate structure and tax elections for US tax purposes.

(b)	Before the Closing Date, the Sellers shall procure that US HoldCo provides to the Purchaser and the US Purchaser a statement (dated not more than 30 calendar days before the Closing Date) pursuant to US Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that US HoldCo is not a US real property holding corporation and the US HoldCo Shares do not constitute a US real property interest under US Internal Revenue Code Section 897(c)(l)(A)(ii).

(c)	Upon the Purchaser’s written request to be made to the Sellers’ Agent, the Sellers shall take reasonable best efforts to change the financial year of the Company, and shall instruct the management of the Company to take reasonable best efforts to change the financial years of Mauser AG, Mauser Industriebeteiligungen GmbH, Mauser Industrieverpackungen GmbH, Mauser Beteiligungs GmbH, Mauser Werke GmbH and Mauser Holding International GmbH to a financial year ending on the last day of a month as selected by the Purchaser, such change to become fully effective not later than on the date prior to the Closing Date, provided, however, in each case that such action shall not delay the Closing. The Purchaser shall indemnify and hold harmless the Sellers and the Group Entities against and from any damages, claims, costs, expenses and losses resulting from any such request if Closing has not occurred until the Long Stop Date.

18.	MISCELLANEOUS

18.1	Appointment of the Sellers’ Agent

For the purposes of this Agreement, the Sellers and DIC (but not the US Seller) hereby appoint DICPE (the “Sellers’ Agent”), which accepts the appointment, as their representative, in their name and on their behalf, to sign and negotiate all documents required for the consummation of the transactions, to make and receive all notices and to make all communications or declarations which are made or are to be made pursuant to this Agreement or as a consequence thereof, to, or on behalf of, the Sellers. The Sellers’ Agent is hereby released from the restriction on self-dealing pursuant to Section 181 of the German Civil Code (BGB). The appointment of the Sellers’ Agent and its rights, obligations and powers of attorney under the preceding sentences of this Section 18.1 shall remain effective vis-à-vis the Purchaser and the US Purchaser until the Purchaser and the US Purchaser receive a notice signed by all Sellers and DIC pursuant to which the Sellers’ Agent is replaced by another Sellers’ Agent as new Sellers’ Agent under this Agreement. The Sellers’ Agent undertakes not to withdraw from the appointment.

18.2	Notices

(a)

All notices, requests and other communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or fax to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) in case of the Sellers the only person which may be designated is the Sellers’ Agent or its replacement, (ii) receipt of a copy of a notice, request or other communication by a

Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (iii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

(b)	To the Sellers’ Agent:

DICPE (Mauser) L.P.

c/o Dubai International Capital LLC,

13th Floor, The Gate, Dubai International Financial Centre

PO Box 72888, Dubai

United Arab Emirates

Attn.: Rami Kilajian

Fax: +971 4 362 0888

with a copy to:

Latham & Watkins LLP

Attn.: Dr. Dirk Oberbracht

Reuterweg 20

60323 Frankfurt am Main

Germany

Fax: +49 69 6062 6700

and

Latham & Watkins LLP

Attn: David Allinson

885 Third Avenue

New York, NY 10022-4834

USA

Fax: +1 212 751 4864

(c)	To the US Seller

Mauser Industrieverpackungen GmbH

Attn: Björn Kreiter

Schildgesstrasse 71 - 163

D-50321 BruehlFax:+49 (0)2232 78-191303

until the Closing has occurred with a copy to:

Latham & Watkins LLP

Attn.: Dr. Dirk Oberbracht

Reuterweg 20

60323 Frankfurt am Main

Germany

Fax: +49 69 6062 6700

and

Latham & Watkins LLP

Attn: David Allinson

885 Third Avenue

New York, NY 10022-4834

USA

Fax: +1 212 751 4864

(d)	To the Purchaser and the US Purchaser:

c/o CD&R LLP

Attn.: David Novak

Cleveland House

33 King Street

London

SW1Y 6RJ

United Kingdom

Fax: +44 207 747 3801

with a copy to:

Clifford Chance Partnerschaftsgesellschaft

Attn.: Oliver Felsenstein

Mainzer Landstrasse 46

60325 Frankfurt am Main

Germany

Fax:+49 69 7199 4000

(e)	Any notice, request or other communication given to Purchaser under or in connection with this Agreement shall be considered a notice, request or other communication given to the US Purchaser as well, and vice versa.

18.3	Costs, Taxes and Expenses

(a)	Each Party shall bear the costs and expenses of its Representatives, except for the costs and expenses of DICPE and DIC which shall be shared by the Sellers in accordance with each Seller’s Purchase Price Pro-Rata Participation.

(b)	The Purchaser shall bear any and all transfer taxes (including real estate transfer taxes and any Taxes of any kind owed by any Group Entity resulting from the consummation of the transactions contemplated hereby (for the avoidance of doubt, excluding any Taxes relating to the Pre-Effective Date Tax Period as well as any Taxes assessed on income of the Sellers as a result of the transactions contemplated under this Agreement), stamp duties, fees (including the fees for notarization of this Agreement and of the Transfer Deed), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings).

(c)	All other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Purchaser.

18.4	Public Disclosure, Confidentiality

Except pursuant to Section 9, neither Party shall make any press release or similar announcement with respect to this Agreement or the transactions contemplated hereby, and each Party shall keep confidential the contents of this Agreement and any confidential information regarding the other Parties disclosed to it in connection with this Agreement or its implementation, except as expressly agreed with the respective other Party or Parties and except as may be required in order to comply with the requirements of applicable laws or stock exchange regulations. The Purchaser and the US Purchaser shall cause the Group Entities to also comply with these obligations after the Closing Date.

18.5	Entire Agreement

This Agreement (together with all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) with respect to all or any part of the subject matter of this Agreement, except for (i) agreements between the Sellers, and (ii) the confidentiality agreement between the Company and CD&R LLP dated January 9/10, 2014, which shall remain in effect until the Closing Date if the Closing takes place and, should this Agreement be terminated or rescinded for any reason, beyond the date of such termination or rescission for the term provided for in it. No side agreements to this Agreement exist.

18.6	Amendments, Supplements

Any amendment or supplement to or modification of this Agreement (together with all Exhibits hereto), including this provision, shall be valid only if made in writing, except where a stricter form (e.g., notarization) is required under applicable mandatory law. This shall also apply to the preceding sentence. Notwithstanding the foregoing, it is hereby agreed that Section 16.5(b) may not be amended, supplemented or modified without obtaining the written consent of the Debt Financing Providers.

18.7	Assignments

The Purchaser and the US Purchaser may not assign, delegate or otherwise transfer any right, obligation or claim it may have under this Agreement without the Sellers’ and DIC’s written consent. This shall not apply for any assignments of rights or claims of the Purchaser under this Agreement to financiers in connection with the financing or refinancing of the Transaction, which the Purchaser and/or the US Purchaser may do in its discretion and without the Sellers’ or DIC’s consent.

18.8	No Rights of Third Parties

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Group Entity (kein echter Vertrag zugunsten Dritter), except as explicitly stated otherwise herein.

18.9	Interpretation

(a)	Exhibits. All Exhibits to this Agreement constitute an integral part of this Agreement.

(b)	Language. This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added shall be interpreted within the meaning assigned to them by the German translation alone and not the English term.

(c)	Disclosure. The disclosure of any matter in this Agreement (including all Exhibits hereto) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement. The fact that a matter has been disclosed in an Exhibit does not determine the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or warranty.

18.10	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany, with the exception of its conflicts of laws provisions and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

18.11	Arbitration

(a)	All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) as amended from time to time without recourse to the ordinary courts of law. If only one of the Sellers or only DIC is involved in an arbitration proceeding (as a claimant or defendant) against the Purchaser and/or the US Purchaser, one arbitrator is appointed by such Seller and if more than one of the Sellers and DIC are involved in an arbitration proceeding, the Sellers and/or DIC shall nominate one arbitrator. If only the Purchaser or the US Purchaser is involved in an arbitration proceeding (as a claimant or defendant) against any of the Sellers or DIC, one arbitrator is appointed by the Purchaser or the US Purchaser, as the case may be and if both of the Purchaser and the US Purchaser are involved in an arbitration proceeding, the Purchaser and the US Purchaser shall nominate one arbitrator. The venue of the arbitration shall be Frankfurt am Main. Each arbitrator shall be eligible for the offices of a judge in Germany. The language of the arbitration proceedings shall be English. This arbitration clause shall be governed by the laws of the Federal Republic of Germany. The exclusion of recourse to the ordinary courts of law also comprises the right to third party notices (Streitverkündung) between the Parties in connection with a dispute arising in connection with this Agreement between any Party and a third party.

(b)	DIC and DICPE hereby explicitly confirm that this Agreement and all transaction made or under in connection with this Agreement and any dispute arising therefrom is a commercial transaction and they waive any claim to be exempted from the competence of the arbitration tribunal pursuant to Section 18.11(a) on the ground that they or any shareholder or beneficiary of them are subject to any sovereign or state immunity.

18.12	No Joint and Several Liability

(a)	None of the Sellers, the US Seller nor DIC shall be jointly and severally liable under or in connection with this Agreement (keine Gesamtschuld) but each Seller, the US Seller and DIC shall only be severally liable (teilschuldnerische Haftung) under or in connection with this Agreement and such several liability shall be equivalent to

(i)	the Share Purchase Price Pro Rata Participation as set forth in Exhibit ~~4.1(e)~~4.1(b) and in Section 14.1(c) for all claims other than for Breaches of the Sellers’ Representation in Sections 10.3(a) and 10.3(b).

(ii)	the overall pro-rata participation of the respective Seller (or DIC, as the case may be) in the Company or its ownership of the Sold Shareholder Loans, respectively, as set forth in Exhibit 18.12(a)(ii) and in Section 14.1(c) (the “Overall Pro Rata Liability”) for claims for Breaches of the Sellers’ Representation in Sections 10.3(a) and 10.3(b), respectively.

(b)	The partners in Mauser 1, Mauser 2 and Mauser 3, as set forth in Exhibit 18.12(b), shall not be jointly and severally liable (keine Gesamtschuld) for the relevant civil law partnership of which they are a partner (or otherwise under or in connection with this Agreement), but each partner in Mauser 1, Mauser 2 and Mauser 3 shall only be severally liable (teilschuldnerische Haftung) and such several liability shall be equivalent to his, her or its pro-rata participation in such civil law partnership as set forth in Exhibit 18.12(b) and Section 14.1(c).

(c)	Any Seller and DIC, respectively, shall be entitled to assert all claims under this Agreement as individual and several creditors (als Teilgläubiger) which corresponds to the Overall Pro Rata Liability of the respective Seller and DIC, respectively.

(d)	If a Seller or DIC is liable because of willful misconduct (Vorsatz), the liability of the other Sellers and DIC shall continue to be subject to the limitations and qualifications in this Agreement in particular all caps and other limitations set forth in Section 14.3.

18.13	Service of Process

(a)	DIC and DICPE hereby appoint FIDEUROP GmbH (c/o Beiten Burkhardt Rechtsanwaltsges. mbH, Dr. Klaus Zimmermann, Westhafen Tower, Westhafenplatz, 60327 Frankfurt am Main, Germany) as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving the Purchaser and the US Purchaser arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service for process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by the Purchaser (which approval shall not be unreasonably withheld). DIC and DICPE shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

(b)	The US Purchaser hereby irrevocably appoints and grants a power of attorney to the Purchaser as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving the Sellers and DIC arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service for process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by the Purchaser (which approval shall not be unreasonably withheld). The US Purchaser shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

18.14	Severability

Should any provision of this Agreement be or become, or be deemed to be or become, invalid or unenforceable as a whole or in part, the validity and enforceability of the remaining provisions shall not be affected thereby. Any such invalid or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid or unenforceable provision. The same shall apply in the event that this Agreement contains any gaps (Vertragslücken). The Parties are aware of the decision of the Federal Supreme Court (Bundesgerichtshof) of

September 24, 2002. However, it is the express intent of the Parties that this Section 18.14 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Section 139 of the German Civil Code (BGB) in its entirety.

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The exhibits to this agreement, which primarily include ancillary documents, have been omitted in accordance with Item 601(b)(2) of Regulation S-K. We will furnish supplementally a copy of any omitted exhibit to the Commission upon request.